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Exhibit 10.21

STOCK PURCHASE AGREEMENT

Dated July 8, 2002

Among

MOTOR PRODUCTS—OWOSSO CORPORATION,
MOTOR PRODUCTS—OHIO CORPORATION,
OWOSSO CORPORATION,

and

HATHAWAY MOTION CONTROL CORPORATION

TABLE OF CONTENTS

		Page
ARTICLE I THE TRANSACTION		1
1.1.	Sale and Purchase of Stock.	1
1.2.	Consideration and Payment.	1
1.3.	Closing Time and Place.	1
1.4.	Deliveries and Proceedings at the Closing.	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER		2
2.1.	Corporate Existence and Power.	2
2.2.	Capitalization.	3
2.3.	Subsidiaries.	3
2.4.	Consents and Governmental Authorization.	4
2.5.	Authorization and Enforceability.	4
2.6.	Non-Contravention.	4
2.7.	Financial Statements.	5
2.8.	No Undisclosed Material Liabilities.	5
2.9.	No Material Adverse Changes.	5
2.10.	Taxes.	7
2.11.	No Pending Litigation or Proceedings.	8
2.12.	Material Contracts.	9
2.13.	Contract Compliance.	10
2.14.	Compliance with Laws.	10
2.15.	Environmental Compliance.	11
2.16.	Assets.	16
2.17.	Transactions with Related Parties.	12
2.18.	Compensation Arrangements; Bank Accounts.	12
2.19.	Labor Relations.	13
2.20.	Insurance.	14
2.21.	Intellectual Property.	14
2.22.	Employee Benefit Plans.	16
2.23.	Finders' Fees.	18
2.24.	Other Representations Regarding the Company's Assets and Liabilities.	18
2.25.	Significant Customers and Vendors.	23

i

2.26.	Backlog.	23
2.27.	Disclosure.	23
ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER		24
3.1.	Organization and Good Standing.	24
3.2.	Corporate Power and Authority.	24
3.3.	Due Authorization.	24
3.4.	Finders' Fees.	24
3.5.	Investment Intent.	24
3.6.	Consents and Governmental Authorization.	24
3.7.	Non-Contravention.	24
ARTICLE IV CONDITIONS TO CLOSING		24
4.1.	Conditions Precedent to Obligations of Buyer.	24
4.2.	Conditions Precedent to Obligations of Seller.	26
ARTICLE V TERMINATION OF AGREEMENT		27
5.1.	Grounds for Termination.	27
5.2.	Effect of Termination.	27
5.3.	Deposit.	28
ARTICLE VI TAX MATTERS		28
6.1.	Additional Tax Definitions.	28
6.2.	Tax Returns and Payments.	28
6.3.	Adjustments.	29
6.4.	Indemnification.	30
6.5.	Cooperation; Furnishing of Information.	30
6.6.	Record Retention.	31
6.7.	Code Section 338(h)(10) Election.	31
ARTICLE VII COVENANTS		31
7.1.	Conduct of Business.	31
7.2.	No Solicitation, Confidentiality, Etc.	32
7.3.	Necessary Consents.	32
7.4.	Settlement of Certain Intercompany Transactions.	33
7.5.	Noncompetition, Nonsolicitation and Confidentiality.	33
ARTICLE VIII INDEMNIFICATION		34
8.1.	Survival.	34

8.2.	Indemnification.	35
8.3.	Method of Asserting Claims.	36
8.4.	Limitations; Exclusive Remedy; Maximum Indemnification.	38
ARTICLE IX MISCELLANEOUS		39
9.1.	Notices.	39
9.2.	Succession and Assignment.	40
9.3.	Costs and Expenses.	40
9.4.	Public Announcements.	40
9.5.	Headings.	40
9.6.	Counterparts.	40
9.7.	Amendment and Waiver.	40
9.8.	Entire Agreement.	40
9.9.	Governing Law.	40
9.10.	Specific Performance; Remedies.	40
9.11.	Selection of a Forum.	41
9.12.	Absence of Third Party Beneficiary Rights.	41
9.13.	Time of Essence.	41
9.14.	Pre-July 1, 2000 Workers Compensation.	41
9.15.	MAPICS Software.	41
9.16.	Environmental Related Issues.	41
9.17.	Declaration of Restrictive Covenant; Due Care Documentation.	44
9.18.	Purchase Option; Right of First Refusal.	44
EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Note
Exhibit C	Financial Statements
Exhibit D	Form of Declaration of Restrictive Covenant

CERTAIN DEFINED TERMS

        The following is a list of certain defined terms used in this Agreement.

Accounts Receivable	Section 2.24(a)
Action	Section 2.21(b)
Additional Transaction Documents	Section 2.5
Adjustments	Section 6.1
Affiliate	Section 7.5(c)
Affiliated Group	Section 2.10(a)
Affiliation Year(s)	Section 2.10(a)
Agreement	Preamble
Balance Sheet	Section 2.7
Balance Sheet Date	Section 2.7
Benefit Arrangement	Section 2.22(a)
blue sky	Section 2.4(b)
Business Day	Section 1.3
Buyer	Preamble
Buyer Cap	Section 8.4(b)
Buyer Company Damages	Section 8.2(a)
Buyer Company Persons	Section 8.2(a)
Buyer Deductible Amount	Section 8.4(b)
Cash Consideration	Section 1.2
Cap	Section 8.4(a)
CERCLA	Section 2.15(a)
Change of Control	Section 7.5(c)
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.10(a)
Company	Preamble
Company Domain Name	Section 2.21(b)
Company Securities	Section 2.2
Company Website	Section 2.21(b)
Company Stock	Background
Common Stock	Section 2.2
Consideration	Section 1.2
Consolidated Returns	Section 2.10(a)
Damages	Section 8.2(a)
Deductible Amount	Section 8.4(a)
Design Defects	Section 2.24(e)
Disclosure Schedules	Article II
Employee Plan	Section 2.22(a)
Environment	Section 2.15(a)
Environmental Laws	Section 2.15(a)
Environmental Permits	Section 2.15(a)
ERISA	Section 2.22(a)
ERISA Affiliate	Section 2.22(a)
Excluded Cash	Section 9.3
Financial Statements	Section 2.7
GAAP	Section 2.7
Governmental Body	Section 2.4

Hazardous Substance	Section 2.15(a)
Indemnifying Parties	Section 8.2(b)
Indemnified Persons	Section 8.2(b)
Interim Financials	Section 2.7
Inventory	Section 2.24(c)
IRS	Section 6.1
Knowledge	Section 2.1
Leased Real Property	Section 2.24(h)(ii)
Liabilities	Section 2.8
Licensed Intellectual Property	Section 2.21(a)
Lien	Section 1.4
Material Adverse Effect	Section 2.1(a)
MP Ohio	Preamble
MP Ohio Common Stock	Section 2.2
MP Owosso	Preamble
MP Owosso Common Stock	Section 2.2
Multiemployer Plan	Section 2.22(a)
Note	Section 1.2
NREPA	Section 2.15(c)
Occupational Safety and Health Law	Section 9.15
Owned Intellectual Property	Section 2.21(a)
Owned Real Property	Section 2.24(h)(i)
Permitted Liens	Section 2.16
Person	Section 2.1(a)
Post-Affiliation Year	Section 6.1
Previous Sales Effort Expenses	Section 9.3
Regulations	Section 6.1
Related Party	Section 2.17
Release	Section 2.15(a)
Retiree Medical Plan	Section 2.22(m)
Securities Act	Section 2.4(a)
Seller	Preamble
Seller Damages	Section 8.2(b)
Seller Persons	Section 8.2(b)
Significant Customers	Section 2.25
Subsidiary	Section 2.3
Tax	Section 2.10(a)
Taxes	Section 2.10(a)
Tax Authority	Section 2.10(a)
Tax Returns	Section 2.10(a)
Term	Section 7.5(a)
Territory	Section 7.5(a)
Third Party Claim	Section 8.3(a)

v

STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated July 8, 2002, by and among Hathaway Motion Control Corporation, a Colorado corporation ("Buyer"), Motor Products—Owosso Corporation, a Delaware corporation ("MP Owosso"), Motor Products—Ohio Corporation, a Delaware corporation ("MP Ohio," and together with MP Owosso, the "Company"), and Owosso Corporation, a Pennsylvania corporation, and the sole stockholder of the Company ("Seller").

BACKGROUND

        Seller owns all of the issued and outstanding shares of capital stock of the Company (the "Company Stock"). Buyer desires to purchase, and Seller desires to sell, the Company Stock on the terms and subject to the conditions set forth in this Agreement.

TERMS

        In consideration of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE TRANSACTION

        1.1.    Sale and Purchase of Stock.    At the Closing referred to in Section 1.3 below, Seller will sell to Buyer, and Buyer will purchase from Seller, all his or its shares of the Company Stock for the consideration set forth in Section 1.2.

        1.2.    Consideration and Payment.    In consideration of the sale and transfer of the Company Stock pursuant to Section 1.1 above, Buyer shall pay to Seller an aggregate amount in cash equal to $11,800,000.00 (the "Consideration"). Upon the execution of this Agreement, Buyer shall deliver $2,000,000.00 of the Consideration (the "Deposit") to Bank One, NA (with its main office in Chicago, Illinois, hereinafter "Bank One, NA"), as "Escrow Agent," to be held in escrow pursuant to the Escrow Agreement attached hereto as Exhibit A. In accordance with Section 1.4(b), at the Closing, the Consideration shall be delivered by Buyer to Seller as follows: (a) $9,500,000.00 in U.S. currency via wire transfer of immediately available funds to the accounts designated in writing by Seller (the "Cash Consideration"); and (b) $300,000.00 payable through delivery of Buyer's promissory note (the "Note") in said principal amount in the form attached as Exhibit B, guaranteed by Hathaway Corporation, parent of Buyer, and payable on the six month anniversary of the Closing Date, and which shall be a source for the payment and discharge of any indemnification obligation of Seller set forth in Article VIII; provided, that the Note shall not be an exclusive source of recovery for such obligations. In addition, in accordance with Section 1.4(d), at the Closing, the Deposit shall be released from escrow and paid over to Seller.

        1.3.    Closing Time and Place.    The consummation and closing of the transactions contemplated under this Agreement (the "Closing") will take place on the earlier of (a) the first Business Day following the date on which the Hathaway Power Sale occurs or (b) November 1, 2002 (unless earlier terminated pursuant to Article V) at the offices of Pepper Hamilton LLP, counsel for the Company and Seller, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania, at 10:00 a.m., or at such other time, date or place as Buyer and Seller shall mutually agree in writing. The date on which the Closing occurs is sometimes referred to herein as the "Closing Date." "Business Day" means any calendar day which is not a Saturday, Sunday or other day on which banks are authorized to close in the Commonwealth of Pennsylvania. "Hathaway Power Sale" means the date of the Closing under and as defined in that certain Asset Purchase Agreement dated May 17, 2002 (the "Hathaway/Qualitrol Agreement") among Qualitrol Power Products, LLC, ("Qualitrol Power"), Danaher UK Industries,

Limited ("Danaher"), (Qualitrol Power and Danaher are referred to individually and collectively as "Qualitrol"), Hathaway Corporation and certain of its Affiliates (Hathaway Corporation and such Affiliates are referred to individually and collectively as "Hathaway").

        1.4.    Deliveries and Proceedings at the Closing.    At the Closing:

            (a)    Deliveries by Seller.    Seller will deliver or cause to be delivered to Buyer, (1) free and clear of all Liens (as defined below) (other than restrictions on transfer imposed by federal and state securities laws), certificates for the Company Stock, together with duly executed share transfer forms relating to such Company Stock, and (2) the documents and certificates required to be delivered by Seller under Section 4.1.

            (b)    Deliveries by Buyer.    Buyer will deliver to Seller the documents and certificates required to be delivered by it under Section 4.2 and the Consideration, including the Cash Consideration and Note.

            (c)    Deliveries by the Company.    The Company will deliver to Buyer the documents and certificates required to be delivered by it under Section 4.1.

            (d)    Release by Escrow Agent.    Buyer and Seller shall direct the Escrow Agent to release the Deposit to Seller.

            (e)    Other Deliveries.    The closing certificates, opinions of counsel and other documents required to be delivered at the Closing pursuant to this Agreement will be exchanged.

        As used in this Agreement, the term "Lien" means (a) any lien (including any lien relating to Taxes (as that term is defined in Section 2.10 hereof)), pledge or negative pledge, (b) any mortgage, deed of trust, security interest, charge in the nature of a lien or security interest, (c) any title retention agreement, right of first refusal, right of first purchase or other similar option, (d) any conditional sale agreement, easement, right of way, variance or other real estate declaration, or (e) any other transfer or other restriction, servitude or other encumbrance or interest of another Person.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER

        The Company and Seller hereby, jointly and severally, represent and warrant to Buyer as of the date of this Agreement (which representations and warranties are to be repeated as a condition of Closing as of the Closing Date (as though the Closing Date were then substituted for "the date of this Agreement," "the date hereof" or similar terms throughout this Article II)), subject in both instances to the disclosures set forth in the disclosure schedules attached hereto (the "Disclosure Schedules"), as follows:

        2.1.    Corporate Existence and Power.

          (a)  MP Owosso and MP Ohio are corporations duly organized, validly existing and in good standing under the laws of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets as now owned, leased and operated, and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing as a foreign corporation in each of the states set forth on Schedule 2.1(a) hereto, which are the only jurisdictions where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Company. To the Knowledge of the Company and Seller, the Company has all governmental licenses, permits, authorizations, consents and approvals required to carry on its business as currently conducted, except for such governmental licenses, permits, authorizations, consents and approvals which the failure to have obtained would not have a Material Adverse Effect on the Company.

As used in this Agreement, "Material Adverse Effect," with respect to any Person, means a material adverse effect or impact on the condition (financial or otherwise), business, properties, assets, Liabilities (as that term is defined in Section 2.8) (including contingent Liabilities), prospects, operations or results of operations of such Person taken as a whole; provided, however, that a Material Adverse Effect, as applied to the Company, shall not be deemed to have occurred if such changes involve only (i) adverse changes in general economic conditions or general changes in any of the principal markets served by the Company, (ii) shortages or price changes relating to materials used or processed by the Company or (iii) changes in applicable laws or in GAAP (as that term is defined in Section 2.7). As used in this Agreement, the term "Knowledge" means, with respect to the Company and Seller, the actual knowledge after due and reasonable inquiry of James Jury, George B. Lemmon, Jr. and Bill Stout. As used in this Agreement, the term "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body (as that term is defined in Section 2.4).

          (b)  The copies of the Company's certificates of incorporation and by-laws, as amended to date, which have been delivered to Buyer, in each case certified by the Company's respective Secretary, are true, correct and complete and are in full force and effect, and the Company is not in default under or in violation of any provision of its certificate of incorporation or bylaws. The (i) minute books (which contain the records of all meetings of or actions by the shareholders, the board of directors, and any committees of the board of directors), copies of which have been delivered to Buyer by Seller, are correct and complete in all material respects and (ii) the stock certificate books and stock records of the Company, copies of which have been delivered to Buyer by Seller, are correct and complete. Set forth on Schedule 2.1(b) is a list of the directors and officers of each Company.

          (c)  Seller is a corporation incorporated under the laws of the Commonwealth of Pennsylvania and remains a subsisting corporation. Seller has all requisite corporate power and authority to own or lease its properties and assets now owned or leased.

        2.2.    Capitalization.    The authorized capital stock of MP Owosso consists of 1,000 shares of common stock, $.01 par value per share (the "MP Owosso Common Stock"). The authorized capital stock of MP Ohio consists of 1,000 shares of common stock, $.01 par value per share (the "MP Ohio Common Stock," and together with the MP Owosso Common Stock, the "Common Stock"). Schedule 2.2 sets forth, as of the date hereof, all outstanding shares of each class of capital stock of the Company. All outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned by Seller. Except for the Company Stock, there are no outstanding (i) shares of capital stock, other securities or phantom or other equity interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other securities of the Company or (iii) options, warrants or other rights to acquire from the Company any capital stock, other securities or phantom or other equity interests of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company, actual or contingent, to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities. Except for a pledge of the Company Stock to in favor of Bank One, NA, as agent for the benefit of itself and PNC Bank, National Association, which is to be released as a condition of Closing, there are no existing rights of first refusal, buy-sell arrangements, options, warrants, rights, calls, or other commitments or restrictions of any character relating to any of the Company Stock, other than restrictions on transfer imposed by the federal and state securities laws.

        2.3.    Subsidiaries.    The Company does not have any Subsidiaries or own any capital stock, securities convertible into capital stock, or any other equity security in any other corporation, partnership, limited partnership, limited liability company, association, joint venture or other Person. For the purposes of this Agreement, a "Subsidiary" of an entity shall mean a corporation, limited liability company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, limited liability company, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such entity.

        2.4.    Consents and Governmental Authorization.    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company and Seller require no consent, approval or action by or in respect of, or filing with, any third party or governmental department, commission, board, body, agency, official or authority having jurisdiction over the Company or its business as currently conducted or Seller (each a "Governmental Body") other than:

          (a)  compliance with any applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder;

          (b)  compliance with any applicable foreign or state securities ("blue sky") laws; and

          (c)  as set forth on Schedule 2.4 (which Schedule 2.4 sets forth, with respect to leases, contracts, agreements and commitments required to be set forth in Schedule 2.12, without limitation, such as are required pursuant to the terms thereof).

        2.5.    Authorization and Enforceability.    This Agreement and all other agreements and instruments deliverable by Seller or the Company pursuant hereto (collectively, the "Additional Transaction Documents") have been duly executed and delivered by the Company and Seller and constitute the legal, valid and binding obligations of them, enforceable against the Company and Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally, provided that no representation or warranty is made as to the availability of any equitable or other specific remedy upon any breach of this Agreement. Upon delivery to Buyer at the Closing of certificates representing Seller's Company Stock in accordance herewith, Buyer will acquire good and valid title to such Company Stock, free and clear of all Liens (except for restrictions on transfer imposed by federal or state securities laws).

        2.6.    Non-Contravention.    The execution and delivery of this Agreement and the Additional Transaction Documents do not, and the consummation of the transactions contemplated by this Agreement and the Additional Transaction Documents and the compliance with the terms, conditions and provisions of this Agreement and the Additional Transaction Documents the Company and Seller, will not (a) contravene any provision of the Company's or Seller's certificate of incorporation or by-laws, as amended to date; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a breach or default) under any of the terms, conditions or provisions of any indenture, mortgage, deed of trust, loan or credit agreement or any other agreement, instrument, license or permit to which the Company or Seller is a party or by which any of them or any of their assets may be bound or affected, or any judgment or order of any court or Governmental Body, domestic or foreign, or any applicable law, rule or regulation; (c) result in the creation or imposition of any Lien upon any of the Company's assets or the Company Stock or give to others any interests or rights therein; (d) result in a breach, termination maturation or acceleration of any Liability or obligation of the Company or Seller (or give others the right to cause such a breach, termination, maturation or acceleration); or (e) assuming compliance with the matters referred to on Schedule 2.4, contravene or conflict with or constitute a violation of any provision of any lease, contract, agreement or commitment required to be set forth on Schedule 2.12 or any permit, law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company or Seller, except for such contraventions, conflicts, defaults, breaches, Liens, interests, rights,

Liabilities or obligations which are set forth on Schedule 2.6, none of which are material to the Company.

        2.7.    Financial Statements.    The Company or Seller has delivered to Buyer the following financial statements (the "Financial Statements"):

          (a)  The Company's Audited Year End Financial Statements, which are attached hereto as part of Exhibit C.

          (b)  The Company's unaudited internal consolidated statement of operations and balance sheet prepared for the six (6) month period ended April 30, 2002 (the "Interim Financials"), which are attached hereto as part of Exhibit C.

        The Financial Statements now or when delivered, as the case may be: (i) present fairly in all material respects the financial position of the Company as of the dates thereof, and the results of its operations for the periods covered thereby, after the elimination of all intercompany accounts and activities between Seller and the Company, (ii) are in accordance with the books and records of the Company (which books and records are complete and accurate in all material respects) and (iii) have been prepared in accordance with generally accepted accounting principles, as defined by the Financial Accounting Standards Board ("GAAP") consistently applied, except as otherwise specified therein and except that the Interim Financials do not have the necessary notes and other disclosures and the Interim Financials are subject to normal year end adjustments, which individually or in the aggregate will not be material. Since the dates of the Financial Statements, there have been no material changes in the accounting policies of the Company (including any changes in depreciation or amortization policies or rates) and no revaluation of any of the assets by the Company. Seller has delivered to Buyer true and complete copies of all management letters, if any, relating to any audit or review of the financial statements or books of the Company in respect of the fiscal years covered by the Financial Statements, and all other letters or documentation, if any, relating to the internal controls and/or other accounting practices of the Company. All references in this Agreement to the "Balance Sheet" shall mean the balance sheet of the Company as of April 30, 2002 included in the Interim Financials and all references to the "Balance Sheet Date" shall mean April 30, 2002.

        2.8.    No Undisclosed Material Liabilities.    To the Company's and Seller's Knowledge, the Company has no material Liability of any nature, whether accrued, absolute, or contingent, except for Liabilities that are (a) reflected or reserved against on the Balance Sheet, (b) incurred in the ordinary course of business since the Balance Sheet Date, (c) incurred in connection with or as a result of the transactions contemplated by this Agreement (all of which shall be paid by Seller as provided in Section 9.3) or (d) disclosed on Schedule 2.8 hereto. "Liabilities" means (a) all indebtedness (whether for borrowed money or otherwise), Damages (as defined in Section 8.2(a) of this Agreement), Liens, penalties, fines, costs, expenses and other liabilities or obligations, whether direct or indirect, fixed or contingent (including any loss contingency), accrued or unaccrued, liquidated or unliquidated, asserted or unasserted or known or unknown, and (b) any guarantees, surety arrangements or endorsements (other than endorsements for deposits or collection of checks in the ordinary course of business) with respect to any of the Liabilities described in clause (a) of any other Person, in any case whether or not the amount thereof is currently ascertainable.

        2.9.    No Material Adverse Changes.    Since the Balance Sheet Date, the Company has conducted its business in the ordinary course consistent with past practice. Since the Balance Sheet Date, except as set forth on Schedule 2.9, there has not been:

          (a)  any adverse change in the financial condition, assets, Liabilities, operations, business or prospects of the Company as currently conducted, except changes in the ordinary course of business which have not had and, to the Company's and Seller's Knowledge, will not have a Material Adverse Effect on the Company;

          (b)  any damage, destruction or loss, whether or not covered by insurance, adversely affecting the properties or business of the Company as currently conducted, which has had and, to the Company's and Seller's Knowledge, will not have a Material Adverse Effect on the Company;

          (c)  any declaration, setting aside or payment of a dividend or other distribution in respect of any of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any capital stock of the Company or of any rights to purchase such capital stock or securities convertible into or exchangeable for such capital stock;

          (d)  any increase in the salaries, bonuses, sales commissions, fee arrangements or other compensation payable or to become payable to, or any advance (excluding advances for business expenses in the ordinary course consistent with past practices) or loan to, any officer, director, employee, agent or stockholder of the Company (except normal annual merit increases made in the ordinary course to non-officer employees), or any increase in, or any addition to, other benefits (including without limitation any bonus, profit sharing, severance, pension or other plan) to which any of its officers, directors, employees, agents or stockholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus, severance or similar plan except payments made pursuant to the compensation arrangements disclosed on Schedule 2.18 hereto or the employee benefit plans disclosed on Schedule 2.22 hereto, or any other payment of any kind to or on behalf of any such officer, director, employee, agents or stockholder other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course consistent with past practices;

          (e)  any making or authorization of a capital expenditure in excess of $50,000 for any single project or $100,000 in the aggregate;

          (f)    any sale, transfer or other disposition of any assets of the Company (including to Seller), except sales or replacement of Inventory (as that term is defined in Section 2.24(c)) in the ordinary course and, with respect to Significant Customers (as defined below), at historical margins;

          (g)  any payment, discharge or satisfaction of any Liability by the Company, other than the payment, discharge or satisfaction, in the ordinary course of business, of Liabilities shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

          (h)  any change by the Company in any method of accounting or Tax practice, except for such changes as are required by reason of a concurrent change in GAAP;

          (i)    any creation, incurrence, assumption or guarantee by the Company of any Liabilities, except in the ordinary course of business consistent with past practice, the Previous Sales Efforts' Expenses (as defined below) or in conjunction with this Agreement and the transactions contemplated hereby or any creation, incurrence, assumption or guarantee by the Company of any indebtedness for money borrowed;

          (j)    any recapitalization or reorganization;

          (k)  any amendment or other change (or any authorization to make such an amendment or change) to either Company's certificates of incorporation or by-laws;

          (l)    any delay or postponement in the payment of accounts payable or other Liabilities beyond stated, normal terms;

          (m)  any cancellation, compromise, settlement, release, waiver, write-off or expensing any account or note receivable, right, debt or claim involving more than $5,000 in the aggregate or acceleration of the collection of any account or note receivable;

          (n)  any transaction by the Company outside the ordinary course of business or any change, in any significant manner, in the way in which it conducts its business;

          (o)  any contracts or agreements entered into, or any commitments made, involving more than $50,000 individually or $100,000 in the aggregate, or any acceleration, termination, delay, modification or cancellation of any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $50,000 individually or $100,000 in the aggregate;

          (p)  any work interruptions, labor grievances, charges, or claims filed or lodged with the Company or any court, Governmental Body or arbitrator, including without limitations any charges filed with the National Labor Relations Board, or any similar event or condition of any character;

          (q)  any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any material property, right or assets of, or securities or other interests in, any Person;

          (r)  any cancellation, or agreement to cancel, any indebtedness or other amount owing to the Company, including without limitation any indebtedness or obligation of Seller or any current or former officer, director, employee, agent or stockholder of the Company or Seller or any affiliate thereof.

          (s)  any breach, amendment, termination or non-renewal of any lease, contract, agreement or commitment required to be set forth on Schedule 2.12;

          (t)    any incurrence, creation, or placement of any Lien on all or any part of the Company's business or assets, or the allowance or permission of the same;

          (u)  any loan by the Company to any Person, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

          (v)  the commencement of or notice to or, to the Knowledge of the Company, the threat of commencement of, any lawsuit or proceeding against or investigation of the Company or its business or assets;

          (w)  any payment or transfer to or for the benefit of, or any withdrawal of any assets of the Company by, Seller or any officer, director, employee, agent or stockholder of the Company or Seller or any affiliate thereof, other than payments (i) to officers and employees of their respective normal salaries or wages payable in respect of such period, (ii) in respect of Previous Sales Effort Expenses as expressly permitted by Section 9.3 or (iii) Excluded Cash distributed to Seller; or

          (x)  any agreement or commitment to incur, take, enter into, make or permit any of the matters described in clauses (a) through (w).

        2.10.    Taxes.

            (a)    Taxes Definitions.    The following terms, as used herein, have the following meanings:

        "Affiliated Group" means the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which Seller is the common parent, and of which the Company is and has been (since acquired by any member thereof) a member.

        "Affiliation Year(s)" means each taxable year or period applicable to the Company ending on or before the Closing Date during which the Company was a member of the Affiliated Group.

        "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

        "Consolidated Return(s)" means the consolidated United States Federal income return(s) of the Affiliated Group.

        "Taxes" means all federal, state, local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, and duties, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

        "Tax Returns" means all returns, declarations, reports, claims for refund, information statements and other documents required to be filed by the parties relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.

        "Tax Authority" means any governmental authority responsible for the imposition of any Tax.

          (b)  Seller has timely filed all Consolidated Returns required to be filed for all Affiliation Years, as well as all state and local Tax Returns required to be filed on a consolidated basis for an Affiliation Year and has timely paid all taxes owed which relate to such Affiliation Periods (whether or not shown as due on such returns). Company has timely filed all other Tax Returns required to be filed and has timely paid all Taxes owed (whether or not shown as due on such returns), including, without limitation, all Taxes which the Company is obligated to withhold for amounts paid or owing to employees, creditors and third parties. All such Tax Returns were complete and correct in all material respects.

          (c)  Neither Seller nor the Company is currently the beneficiary of any extension of time within which to file any Tax Return, and neither Seller nor the Company has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (d)  The Company has not been a member of a group filing a consolidated federal income Tax Return, other than a group the common parent of which was Seller, and the Company does not have any Liability for the Taxes of any Person, other than Seller, under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

          (e)  There are no Liens for Taxes upon any of the assets of the Company, other than for ad valorem Taxes that are not yet due and payable.

          (f)    The unpaid Taxes of the Company and Seller (to the extent such taxes relate to the Company) did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Balance Sheet as of the Balance Sheet Date, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and Seller in filing their Tax Returns.

          (g)  All Taxes which the Company has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority.

        2.11.    No Pending Litigation or Proceedings.    Except as indicated on Schedule 2.11, there are no actions, suits or proceedings pending or, to the Company and Seller's Knowledge, threatened, at law or in equity, by or before any court, Governmental Body or arbitrator (a) against the Company or any of its assets or against the directors or officers of the Company with respect to their role as an officer or director of the Company, nor to Seller's and Company's Knowledge, is there any basis for any such action, or (b) adversely affecting any Seller's Company Stock or Seller's rights thereto. There are presently no outstanding judgments, decrees, injunction or orders of any court, Governmental Body or arbitrator against or adversely affecting the Company or any of its assets or its business as currently conducted or adversely affecting Seller's Company Stock or Seller's rights thereto.

        2.12.    Material Contracts.    Except as set forth on Schedule 2.12, the Company is not a party to, nor are it or its assets bound by, any written or verbal lease, contract, agreement or commitment of the following types:

          (a)  mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of Liens;

          (b)  employment or consulting agreements;

          (c)  non-compete, confidentiality or non-notification agreements;

          (d)  union or other collective bargaining agreements;

          (e)  licenses of patent, trademark and other intellectual property rights with respect to which the Company is either licensee or licensor (other than "shrink-wrap" licenses for software generally available to the public);

          (f)    any agreement, order or commitment for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $100,000;

          (g)  any agreement, order or commitment for the sale of products or services for more than $100,000 to any single purchaser;

          (h)  any agreement, option or commitment relating to the sale by the Company of any material asset, other than sales of Inventory (as that term is defined in Section 2.24(c)) in the ordinary course of business at historical margins;

          (i)    any agreement or commitment for capital expenditures in excess of $50,000 for any single project or $100,000 in the aggregate for all projects;

          (j)    any sales agency, manufacturer's representative and distributorship agreement or other distribution or commission agreement with third parties;

          (k)  any joint venture or partnership agreements;

          (l)    any lease agreement for personal property under which it is either lessor or lessee where the aggregate payments during the term of the lease would exceed $5,000;

          (m)  any lease agreements for real property;

          (n)  any agreement with Seller or with any of the Company's or Seller's current or former shareholders, directors or officers or any relative or affiliate thereof;

          (o)  any profit sharing, stock option, stock purchase, phantom stock, stock appreciation, profit participation, deferred compensation, severance or other plan or arrangement;

          (p)  any agreement under which the Company has advanced or loaned any amount to any of its current or former shareholders, directors, officers and employees, except for travel advances in the ordinary course of business consistent with past practice;

          (q)  any agreement or commitment obligating the Company to meet another party's unspecified requirements for goods or services or obligating it to purchase an unspecified amount of goods or services based on another party's ability to supply them;

          (r)  any agreement under which the consequences of a default or termination could have a Material Adverse Effect on the Company;

          (s)  any agreement, commitment or order for the cleanup, abatement or other actions in connection with any Hazardous Substance, the remediation of any existing Environmental Liabilities, violation of any Environmental Laws or relating to the performance of any Environmental audit or study;

          (t)    any other lease, contract, agreement or commitment (or group of related leases, contracts, agreements or commitments) the performance of which involves consideration or Liabilities in excess of $10,000; or

          (u)  any other lease, contract, agreement or commitment material to either Company or its financial condition, assets, Liabilities, operations, prospects or business.

        2.13.    Contract Compliance.    All leases, contracts, agreements and other commitments referred to in subsection (a) through subsection (u) of Section 2.12 above are in full force and effect. True and complete copies of each such written lease, contract, agreement or commitment, and written summaries setting forth all material terms of each such oral lease, contract agreement or commitment, have been delivered by Seller to Buyer. Except as disclosed on Schedule 2.13, neither the Company nor, to the Company and Seller's Knowledge, any other party thereto is in material default under any of the terms thereof and no event has occurred that with the passage of time or the giving of notice or both would constitute such a default by the Company, or to the Knowledge of the Company and Seller, any other party under any provision thereof.

        2.14.    Compliance with Laws.    Except as indicated on Schedule 2.14 and set forth in Section 2.15:

          (a)  To the Company and Seller's Knowledge, the Company has all material governmental licenses, permits, franchises, orders, approvals, accreditations, written waivers and other authorizations (including, without limitation, Environmental Permits (as herein defined)) as are necessary in order to enable it to own its assets and conduct its business as currently owned and conducted and to occupy and use its real and personal properties without incurring any material Liability. To the Company and Seller's Knowledge, no licenses, registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any rights pertaining to any such license, permit, franchise, order, approval, accreditation, waiver or authorization. To the Company and Seller's Knowledge, the Company is in compliance in all material respects with the terms and conditions of all such licenses, permits, franchises, orders, approvals, accreditations, waivers and authorizations; and

          (b)  To the Company and Seller's Knowledge, the Company has conducted and is conducting its business in compliance in all material respects with applicable federal, state, local or foreign laws, statutes, ordinances, regulations, rules or orders or other material requirements of any Governmental Body or court or other tribunal relating to it (including, but not limited to, any law (including but not limited to any Environmental Law), statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, sales, employment practices, discrimination, immigration, terms and conditions of employment, wages and hours, safety, occupational health and safety, health or welfare conditions relating to premises occupied, employee benefits, plans and programs, product safety and liability or civil rights). The Company is not now charged with, and, to the Company and Seller's Knowledge, not now under investigation with respect to any possible violation of any applicable law, statute, ordinance, regulation, rule, order or material requirement relating to any of the foregoing in this subsection (b) and, to the Company and Seller's Knowledge, the Company has filed all material reports required to be filed with any Governmental Body.

        2.15.    Environmental Compliance.

            (a)    Environmental Definitions.    The following terms, as used herein, have the following meanings:

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §9601 et seq., as amended, and the regulations promulgated thereunder, and court decisions in respect thereof, all as shall be in effect at the time of this Agreement.

        "Environment" means any and all environmental media, including, without limitation, ambient air, surface water, ground water, drinking water supply, land surface or subsurface strata.

        "Environmental Laws" means any and all applicable federal, state and local statutes, laws, regulations, ordinances, rules, orders, decrees, codes, plans, permits, licenses, agreements, or governmental restrictions (including common law), relating to public health, welfare, the Environment or to emissions, discharges or the Release of any Hazardous Substance into the Environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the assessment, clean-up or other remediation thereof in effect at the time of this Agreement with respect to the Owned Real Property and Leased Real Property.

        "Environmental Permits" means any and all governmental permits, licenses, grants, agreements, authorizations, registrations or other governmental approvals or restrictions issued or required under any Environmental Laws.

        "Hazardous Substance" means any material, chemical, compound, mixture, solution, substance, waste, pollutant, or contaminant defined, listed, classified or regulated under any Environmental Law.

        "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing as defined under and in violation of any Environmental Laws into the Environment (including, without limitation, the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Substance).

            (b)    Environmental Representations.    Except as indicated on Schedule 2.15 or disclosed in those certain environmental related documents attached to such schedule, with respect to the Owned Real Property or Leased Real Property:

              (i)  No pending or overtly threatened notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation and/or review has been initiated, conducted or overtly threatened, by any Governmental Body or any other Person, with respect to: (A) any alleged violation by the Company of any Environmental Law; (B) any alleged failure by the Company to have any Environmental Permit required under any Environmental Law; or (C) any condition or circumstance arising from or relating to the Owned Real Property or Leased Property, including without limitation, the presence or release of Hazardous Substances on, to or from the Owned Real Property or the Leased Real Property.

            (ii)  (A) To the Company and Seller's Knowledge, there are not and have not been any underground storage tanks, active or abandoned, located on the Owned Real Property or Leased Real Property; and (B) no Hazardous Substance has been Released by the Company.

            (iii)  To the Company and Seller's Knowledge, the Company has not transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, or on any similar state list, or which is the subject of Federal, state or local enforcement actions or other investigations which are reasonably likely to lead to claims against Buyer, including, without limitation, claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

            (iv)  No oral or written notification of a Release or threat of a Release of a Hazardous Substance has been filed by or on behalf of the Company and no Owned Real Property or Leased Real Property is listed or, to the Company and Seller's Knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA or on any similar state list of sites requiring investigation or clean-up.

            (v)  There are no environmental Liens, and no governmental actions have been taken or, to the Company and Seller's Knowledge, are in process that could subject any of such assets to such liens.

            (vi)  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or for the Company, or which are in the possession or control of the Company, that are not attached to Schedule 2.15 as of the date hereof.

          (vii)  There are no asbestos, asbestos-containing materials or presumed asbestos-containing materials in the Owned Real Property or, to Seller's and the Company's Knowledge, the Leased Real Property.

        2.17.    Transactions with Related Parties.    A "Related Party" means Seller, any of the officers or directors of the Company or of Seller, any affiliate, associate or relative of Seller or of the Company, or any of their respective officers or directors, or any business or entity in which Seller, the Company or any affiliate, associate or relative of any such persons has any direct or material indirect interest. Since January 1, 2002 and except as disclosed on Schedule 2.17, no Related Party has or has had:

          (a)  borrowed money from, or loaned money to, the Company;

          (b)  any interest in any property or assets used by the Company in its business as currently conducted; or

          (c)  engaged in any other transaction with the Company (other than director or employment relationships).

Since January 1, 2002, no Liability of any Related Party to the Company has been terminated, settled, compromised, reduced or forgiven. As of immediately prior to the Closing, (a) all Liabilities of any Related Party to the Company shall be paid in full in accordance with their terms and (b) effective as of immediately prior to the Closing, the Company shall have no Liability to any Related Party.

        2.18.    Compensation Arrangements; Bank Accounts.    Schedule 2.18 hereto sets forth the following information:

          (a)  the names and current salaries and commissions, including any bonuses, if applicable, of all present managers and employees of the Company whose salary and commissions, including any bonuses, equal or exceed $50,000 per annum, together with a statement of the remuneration paid by the Company to each such person and to any director of the Company, during fiscal 2001; and

          (b)  the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller maintains a lockbox account for the Company or the Company maintains safe deposit boxes or accounts of any nature, the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto and the numbers of all such safe deposit boxes or accounts.

        2.19.    Labor Relations.

          (a)  Schedule 2.19(a) sets forth a true and complete list of (i) all directors of the Company, (ii) all officers (with offices held) of the Company, (iii) all consultants and independent contractors retained by the Company currently or during the last fiscal year who received during the last fiscal year more than $50,000 in fees or payments and (iv) all employees of the Company not set forth on Schedule 2.18, including each such employee's weekly remuneration. Except as disclosed on Schedule 2.19(a), the Company is not a party to any written or oral severance, employment or consulting agreement, or any service agreement which required fees or payments during the prior or current fiscal year of more than $50,000.

          (b)  Except as disclosed on Schedule 2.19(b), the Company is not (and has not been) a party to, and none of its employees are (and have not been) subject to, any collective bargaining agreement or other union contract, and no other union organization efforts have been threatened, initiated or are in progress with respect to any employees of the Company. The Company is not engaged in, and has not been engaged during the four (4) years prior to the date hereof in, any unfair labor practice, and there is not now, nor within the past four (4) years has there been, any unfair labor practice complaint against the Company pending or, to the Knowledge of Seller, threatened, before the National Labor Relations Board or any other comparable foreign or domestic authority or any workers' council. The Company is in compliance, and has complied during the four (4) years prior to the date hereof, in all material respects with all employment contracts, individual labor contracts, collective labor contracts and similar agreements to the extent required by applicable domestic and foreign laws, and the Company has delivered to Buyer prior to the date hereof true and complete copies of all employment contracts, individual labor contracts, collective labor contracts and similar agreements, whether written or oral, to which the Company is a party. Except as set forth on Schedule 2.19(b), no grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and to the Knowledge of the Company and Seller, no claims therefore exist or have existed or have been threatened during the four (4) years prior to the date hereof. No labor strike, lock-out, slowdown, or work stoppage is or has been pending or, to the Knowledge of the Company and Seller, threatened against or directly affecting the Company. Except as set forth on Schedule 2.19(b), during the four (4) years prior to the date hereof, the Company has not, to the Knowledge of the Company and Seller, experienced any labor problems or disputes or any strikes, claims of unfair labor practices or other collective bargaining disputes.

          (c)  The Company is not a party to any agreement that would prevent the Company or its employees from operating the Company's business. The Company has been during the four (4) years prior to the date of this Agreement, and is, in compliance in all material respects with applicable federal, state and local laws affecting employment and employment practices, including terms and conditions of employment and wages and hours, and, except as set forth on Schedule 2.19(c), there are no, and have not been during the past four (4) years from the date hereof, any complaints against the Company pending or, to the Knowledge of the Company and Seller, threatened before any Governmental Body.

          (d)  To the Knowledge of the Company and Seller, all persons who are or were performing services for the Company during the four (4) years prior to the date hereof and are or were classified as independent contractors during the four (4) years prior to the date hereof do or did satisfy and have satisfied the requirements of law to be so classified. The Company has fully and accurately reported their compensation on IRS Forms 1099 or other applicable tax forms for independent contracts when required to do so. The Company has not received any notice, nor, to the Knowledge of the Company and Seller, is there any reason to believe that any key employee of the Company or any group of employees of the Company have any plans to terminate his, her or its employment with the Company.

        2.20.    Insurance.    Attached hereto as Schedule 2.20 is a complete list of all policies of insurance covering the Company including, without limitation, policies of life, fire, theft, workers' compensation, employee fidelity and other casualty and liability insurance, environmental liability insurance and business interruption insurance, and such policies are in full force and effect and enforceable in accordance with their terms. With respect to each such insurance policy: (a) none of the Company, Seller or, to the Company and Seller's Knowledge, any other party to the policy, is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or material default by the Company, Seller or any other party to the policy, or permit termination, material modification, or acceleration under the policy; and (b) to the Company and Seller's Knowledge, no other party to the policy has repudiated any provision thereof. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the Company's and Seller's Knowledge, does any basis for any such claim, action, suit or proceeding exist. All premiums have been paid on such policies as of the date of this Agreement and shall be paid on such policies through the Closing Date. The Company has been covered during the five years prior to the date of this Agreement by insurance in scope and amount equivalent to the policies of insurance set forth on Schedule 2.20. All claims made during such five-year period with respect to any insurance coverage of the Company are set forth on Schedule 2.20.

        2.21.    Intellectual Property.

          (a)  Schedule 2.21 sets forth a true and complete list and a brief description of (i) each patent and patent application and each registration or application for registration thereof and each trademark, service mark, domain name and copyright registration or application for trademark, service mark, domain name or copyright registration, of all intellectual property owned by the Company, and (ii) each pending or unregistered trademark or service mark in use by the Company ("Owned Intellectual Property"), and, except with respect to shrink wrap software and intellectual property available to the general public, a true and complete brief description, including a description of any license or sublicense thereof, of all intellectual property licensed or sublicensed by the Company from a third party and all intellectual property that a third party has authorized the Company to use ("Licensed Intellectual Property"). Except as otherwise described on Schedule 2.21, in each case where a registration or patent or application for registration or patent listed on Schedule 2.21 is held by assignment, the assignment has been duly recorded with the state or national Trademark Office from which the original registration issued or before which the application for registration is pending. Except as disclosed on Schedule 2.21, to the Company and Seller's Knowledge, the rights of the Company in or to such Owned Intellectual Property or Licensed Intellectual Property do not conflict with or infringe on the rights of any other Person and the Company has not received any claim or written notice from any Person to such effect. To the Company and Seller's Knowledge, neither the existence nor the sale, license, lease, transfer, use, reproduction, distribution, modification or other exploitation by the Company of any Owned Intellectual Property, as the same is or was, or is currently contemplated to be, sold, licensed, leased, transferred, used or otherwise exploited by the Company, does, did or will (i) infringe on any intellectual property rights of any Person, (ii) constitute a misuse or misappropriation of any intellectual property rights of any other Person, or (iii) entitle any other Person to any interest therein, or right to compensation from the Company by reason thereof. To the Company and Seller's Knowledge, none of the operations of the Company (including any and all products and services of either Company) or their respective businesses, as now or presently contemplated to be conducted, or performance of any contract as it has been, or as is currently being, conducted, infringes or, will infringe, upon any third party intellectual property.

          (b)  Except as disclosed on Schedule 2.21: (i) the Company is the sole and exclusive owner of all the Owned Intellectual Property, free and clear of any Lien and (ii) no claim, action, suit or inquiry, proceeding ("Action") has been made or, to the Company and Seller's Knowledge, asserted or is pending or threatened against the Company either (A) based upon or challenging the validity and/or enforceability of any of the Owned Intellectual Property, or seeking to deny or restrict the use by the Company of any of the Owned Intellectual Property or (B) alleging that any services provided, or products manufactured or sold by the Company are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any Person, and (iii) to the Company and Seller's Knowledge, no third party is infringing any of the Owned Intellectual Property. The Company owns or possesses adequate licenses or other rights to use all Owned Intellectual Property necessary or desirable to the conduct of its business as currently conducted. Except as disclosed on Schedule 2.21, to the Company and Seller's Knowledge, no Person is using any patents, copyrights, trademarks, service marks, domain names, trade names, trade secrets or similar property that are confusingly similar to the Owned Intellectual Property or that infringe upon the Owned Intellectual Property or upon the rights of the Company therein. Except as disclosed on Schedule 2.21, the Company has not granted any license or other right to any other Person with respect to the Owned Intellectual Property.

        Without limiting the generality of the foregoing paragraph: (i) Company has duly registered the domain name of its site on the World Wide Web (the "Company Domain Name") located at www.motorproducts.net (the "Company Website"), and is the sole and exclusive owner of and possesses all rights necessary to use the Company Domain Name; (ii) Company has the right to operate the Company Website and to use, market, develop, sell, license, display, distribute, publish and transmit all information, content, software and other materials available at the Company Website; and (iii) to the Company and Seller's Knowledge, none of the Company Website, Company's operation thereof, the Company Domain Name or any of the information, content, software or other materials available at any Company Website infringes upon, violates or constitutes a misappropriation of any Company's Proprietary Rights or other right of any other person or entity or of any applicable law or regulation.

          (c)  The Company has made available to Buyer correct and complete copies of all licenses and sublicenses for Licensed Intellectual Property set forth on Schedule 2.21 and any and all ancillary documents pertaining thereto (including, without limitation, all amendments, consents and evidence of commencement dates and expiration dates). With respect to each of such licenses and sublicenses:

              (i)  such license or sublicense, together with all ancillary documents delivered pursuant to the first sentence of this Section 2.21(c), is, to the Company and Seller's Knowledge, is in full force and effect with respect to the Company and, to the Company and Seller's Knowledge, with respect to every other party thereto;

            (ii)  except as otherwise disclosed on Schedule 2.21, with respect to each such license or sublicense: (A) the Company has not received any notice of termination or cancellation under such license, (B) the Company has not received any notice of a material breach or default under such license or sublicense, which breach or default has not been cured, and (C) the Company has not granted to any other Person any rights, adverse or otherwise, under such license or sublicense;

            (iii)  except as otherwise disclosed on Schedule 2.21, neither the Company, nor, to the Company and Seller's Knowledge, any other party to such license or sublicense, is in breach or default in any material respect, and no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such license or sublicense; and

        2.16.    Assets.    Except for the Liens set forth on Schedule 2.16 (all of which Liens other than Permitted Liens shall be terminated by Seller as of the Closing), the Company has good and marketable title to, or the valid right to use, all of its properties and assets, including the properties and assets reflected in the Balance Sheet (except Inventory disposed of in the ordinary course of business consistent with past practice at historical margins since the Balance Sheet Date), free and clear of any Lien, except liens for Permitted Liens. The assets owned or held under a right to use by the Company constitute all of the real, personal and mixed assets and property, both tangible and intangible, including intellectual property, which are being used or held for use by the Company in the conduct of the business and operations of the Company, consistent with historical and current practices. Each tangible asset material to the Company's business has been maintained in accordance with historical practice and is in good operating condition and repair (subject to normal wear and tear).

        "Permitted Liens" means (a) statutory Liens for current taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, to the extent such Liens in the aggregate do not exceed the reserves therefore set forth on the Balance Sheet; (b) mechanics', carriers', workers', repairers' and similar Liens arising or incurred in the ordinary course of business, to the extent such Liens do not in the aggregate exceed $50,000; (c) zoning, variances, easements, rights of way, entitlement and other land use laws by Governmental Bodies, which individually or in the aggregate when taken together with all other such items do not and will not materially interfere with the ownership, use, value, operation or marketability of the affected property; (d) deposits under workers compensation, unemployment insurance, social security or similar laws, to the extent such deposits are fully funded in accordance with applicable law; or (e) such other imperfections of title or Liens which do not individually or in the aggregate when taken together with all other such imperfections of title or Liens do not materially interfere with the ownership, use, value, operation or marketability of the affected property.

            (iv)  except as set forth on Schedule 2.21, no actions have been made or asserted or are pending or, to the Company and Seller's Knowledge, threatened against the Company either (A) based upon or challenging the validity and/or enforceability of any of the Licensed Intellectual Property, or seeking to deny or restrict the use by the Company in any material respect of any of the Licensed Intellectual Property or (B) alleging that any Licensed Intellectual Property is being licensed, sublicensed or used in violation of any patents or trademarks, or any other rights of any Person.

        2.22.    Employee Benefit Plans.    The following terms, as used herein, having the following meanings:

        "Benefit Arrangement" means each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that (i) is not an Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its ERISA Affiliates and (iii) covers any employee or former employee of the Company.

        "Employee Plan" means each "employee benefit plan," as such term is defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA and (ii) is maintained or contributed to by the Company or any of its ERISA Affiliates, as the case may be.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

        "Multiemployer Plan" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

          (b)  Schedule 2.22(b) lists each separate Employee Plan that covers any employee of the Company, copies or descriptions of all of which have previously been made available or furnished to Buyer. With respect to each Employee Plan, the Company has provided the most recently filed Form 5500 and an accurate summary description of such plan.

          (c)  Schedule 2.22(c) also includes a list of each Benefit Arrangement of the Company, copies or descriptions of which have been made available or furnished previously to Buyer.

          (d)  Except as set forth on Schedule 2.22(d), none of the Employee Plans or other arrangements listed on Schedule 2.22(d) covers any non-United States employee or former employee of the Company.

          (e)  No "prohibited transaction", as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Employee Plan. No "Fiduciary" (as defined in ERISA Section 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any Employee Plan (other than routine claims for benefits) is pending or, to the knowledge of the Company is threatened. To the Company and Seller's Knowledge, there is no basis for any such action, suit, proceeding, hearing or investigation.

          (f)    Neither the Company nor any ERISA Affiliate maintains or contributes to a Multiemployer Plan or a "multiple employer plan" as defined in Section 210 of ERISA and neither the Company nor any ERISA Affiliate has any unsatisfied obligation to contribute or pay any withdrawal liability to any such plan..

          (g)  Each Employee Plan that is subject to the provisions of Title IV of ERISA is identified in Schedule 2.22(g) as the "Pension Plans." As of the most recent valuation date for each Pension Plan, the fair market value of the assets of each Pension Plan (including for these purposes any accrued but unpaid contributions) exceeded the present value of all benefit liabilities, as defined in ERISA Section 4001(a)(16), under each Pension Plan determined on a termination basis using the assumptions that would be applied by the PBGC for a plan terminating as of the date of this Agreement. No "accumulated funding deficiency" (as defined in Code Section 412), has been incurred with respect to any Pension Plan whether or not waived. Quarterly contributions under Code Section 412(m) have been made as required for each Pension Plan and no notice to the PBGC has been required under Code Section 412(n). No "reportable event" (as defined in ERISA Section 4043), and no event described in ERISA Section 4062, 4063 or 4041 has occurred in connection with any Pension Plan, other than a "reportable event" for which the 30-day advance notice requirement has been waived under regulations published by the PBGC. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan under ERISA Section 4042. Neither the Company nor any ERISA Affiliate has incurred any Liability under Title IV of ERISA arising in connection with the termination of any plan covered or previously covered by Title IV of ERISA.

          (h)  No Employee Plan is maintained in connection with any trust described in Code Section 501(c)(9).

          (i)    Except as set forth on Schedule 2.22(i), no Employee Plan permits the investment of plan assets in qualifying employer securities, as defined in ERISA Section 407(d)(5).

          (j)    Each Employee Plan which is a defined contribution plan has complied in all material respects with the requirements of ERISA Section 404(c).

          (k)  Each Employee Plan which is intended to be qualified under Section 401(a) of the Code meets the requirements of Section 401(a) of the Code as to form and, to the Knowledge of the Company and Seller, as to the operation of the Employee Plan, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code. The Company has furnished to Buyer copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Employee Plan.

          (l)    Each Benefit Arrangement has been maintained in material compliance with its terms and, to the Company's and Seller's Knowledge, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement.

          (m)  Except for the sole retiree medical plan listed in Schedule 2.22(m) (the "Retiree Medical Plan"), there are no employee post-retirement medical or health plans covering employees or former employees (or the beneficiaries of employees or former employees) of the Company. The Retiree Medical Plan can be terminated at any time. None of the Company, Seller, nor any ERISA Affiliate of either has made any written or oral representation to the Person that the Retiree Medical Plan will continue for any period of time or that such Retiree Medical Plan will not be terminated during the lifetime of any employee or former employee.

          (n)  No Tax under Section 4980B or Section 4980D of the Code has been incurred with respect to any Employee Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

          (o)  There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its ERISA Affiliates relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement that would increase materially the expense of maintaining such Employee Plan or Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended prior to the date hereof.

          (p)  Except as disclosed on Schedule 2.22(p), no employee of the Company will become entitled to any material bonus, retirement, severance or similar benefit or enhanced benefit solely as a result of the transactions contemplated hereby.

          (q)  The Owosso Corporation 401(k) Savings Plan (the "Owosso 401(k) Plan") is sponsored by Seller and will continue to be sponsored by Seller after the Closing. The Owosso 401(k) Plan will not be assumed or adopted by Buyer, nor will Buyer accept any transfer of assets from the Owosso 401(k) Plan in a trustee to trustee transfer (but direct rollovers of cash from the Owosso 401(k) Plan will be accepted by the Hathaway Corporation 401(k) Tax Advantaged Investment Plan). The participation of MP Owosso and MP Ohio in the Owosso 401(k) Plan will cease as of the Closing.

        2.23.    Finders' Fees.    Except as set forth on Schedule 2.23, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or the Company which might be entitled to any fee or commission from Buyer, Seller or the Company upon consummation of the transactions contemplated by this Agreement. Such fee or commission shall be paid by Seller as of the Closing, and the Company shall have no Liability (and no cash or other assets of the Company shall be used for) the payment of such fee or commission.

        2.24.    Other Representations Regarding the Company's Assets and Liabilities.

            (a)    Accounts Receivable.    All of the trade accounts receivable and any other similar right to receive payments arising out of sales made in the ordinary course with respect to the Company's business (the "Accounts Receivable") as of the Balance Sheet Date are reflected on the Balance Sheet. The Accounts Receivable of the Company reflected on the Balance Sheet, and the Accounts Receivable which are reflected in the books and records of the Company and which have arisen from the period from the Balance Sheet Date to and including the Closing Date (and such books and records accurately reflect in all material respects all Accounts Receivable which have arisen during such period), (i) have arisen or will arise solely in bona fide transactions by the Company in the ordinary course of the operation of the business, (ii) represent or will represent upon their creation, valid obligations due and owing to the Company, except for (A) the reserves for doubtful accounts reflected in the Balance Sheet (which reserves have been established in accordance with GAAP and consistent with past practice of the Company) and (B) with respect to Accounts Receivable arising after the Balance Sheet Date, the reserves for doubtful accounts established on the Company's books and records in accordance with GAAP and in the ordinary course of the Company's business consistent with past practice, (iii) are or will be on the Closing Date enforceable in accordance with their terms, and (iv) are not or will not be subject to any deduction, defense, set-off or counterclaim, and further subject to normal allowances, deductions and customary discounts consistent with past practices of the Company. Except as set forth on Schedule 2.24(a), to the Knowledge of the Company and Seller, there are no disputes between the Company and any account debtor with respect to any Accounts Receivable and neither the Company nor Seller is aware of any such account debtor's status or condition which could impair its ability to pay its Accounts Receivable in accordance with their respective terms. Since October 28, 2001 the Company has not cancelled, compromised, settled, released, waived, written-off or expensed any Accounts Receivable or accelerated the collection of any Account Receivable.

            (b)    Accounts Payable.    All of the accounts payable of the Company (the "Accounts Payable") as of the Balance Sheet Date are reflected on the Balance Sheet. The accounts payable of the Company reflected on the Balance Sheet, and the accounts payable which are reflected in the books and records of the Company and which have arisen from the period from the Balance Sheet Date to the Closing Date (and such books and records accurately reflect in all material respects all Accounts Payable which have arisen during such period), (i) have arisen or will arise solely in bona fide transactions by the Company in the ordinary course of the operation of the Company's business, (ii) represent upon their creation, valid obligations due and owing by the Company and (iii) as of the Balance Sheet Date were, and as of the Closing Date shall be, current in accordance with their normal, stated terms except as provided on Schedule 2.24(b).

            (c)    Inventory.    All of the finished goods, spare parts, work in process, stock room inventory and raw material of whatever nature held for sale (collectively, the "Inventory") of the Company as of the Balance Sheet Date is reflected on its Balance Sheet, and all of such items of Inventory are, and all items of Inventory owned by the Company as of the Closing Date will be, (i) of a merchantable quality, subject to (A) reserves reflected in the Balance Sheet (which reserves have been established in accordance with GAAP and consistent with past practices of the Company) and (B), with respect to Inventory acquired after the Balance Sheet Date, reserves established on the Company's books and records in accordance with GAAP and in the ordinary course of the Company's business consistent with past practices, and (ii) salable in the ordinary course of the operation of the business at historical mark-ups, except for damaged, defective or obsolete Inventory, a reserve for which is set forth on the Balance Sheet. The Company's Inventory is, and has been, consistently valued on the books and records of the Company in accordance with GAAP, and such value reflects write-downs for damaged, defective or obsolete Inventory to the extent GAAP would so provide. Except as set forth on Schedule 2.24(c), the Company does not hold any items of Inventory on consignment. All Inventory is located at the Company's Owned Real Property or Leased Real

    Property (as those terms are defined below in Section 2.24(i)(i) and 2.24(i)(ii), except for Inventory in transit to or from the Company.

            (d)    Leasehold Improvements.    Set forth on Schedule 2.24(d) is a list of all leasehold improvements for each Leased Real Property. All leasehold improvements are, and from the date hereof until the Closing Date will be, in all material respects in reasonably good working order, repair and condition, ordinary wear and tear excepted, and include all leasehold improvements, fixtures and appurtenances necessary for the Company to operate the Company's business as currently conducted. Except as set forth on Schedule 2.24(d), all of the leasehold improvements are owned by the Company, and all of the movable trade fixtures constituting part of the leasehold improvements may be removed at any time by the Company from the Leased Real Property to which they are attached without giving rise to a default by the Company, or an obligation on the part of the Company to compensate the applicable landlord for any material diminution in value of the Leased Real Property, other than the obligation to repair any damage to the Leased Real Property caused by such removal.

            (e)    Product Warranties.    Except as set forth in Schedule 2.24(e), the Company has not given or made any warranties to third parties with respect to any products sold or services performed by it, except for warranties arising by operation of law. Each of the products sold or services performed by the Company conforms to all contractual agreements, all warranties made and all warranties arising by operation of law; provided, however, that Seller's Liability with respect to such representation shall be limited as set forth in Section 8.2(a)(vii). There are no pending or, to the Knowledge of the Company and Seller, threatened warranty claims, or legal proceedings relating to warranty claims, whether on the basis of warranties offered by the Company, warranties offered by any manufacturer of items of Inventory or otherwise (collectively "Warranty Claims"), or any facts, events or circumstances which have occurred, in either case which would result in a material claim, material legal proceeding or material Liability on the part of the Company. Except as set forth on Schedule 2.24(e), within the three (3) years preceding the date hereof, no Warranty Claims have been made or, to the Knowledge of the Company and Seller, threatened. To the Knowledge of the Company and Seller, there are no design defects in any model or type of product or product specification of the Company ("Design Defects"). There have been no mandatory or voluntary product recalls with respect to any products of the Company, and there is no basis for any such recall. The warranty reserves reflected on the Financial Statements have been computed in accordance with GAAP, consistent with the Company's past practices, and such reserves are adequate for all warranty claims relating to products manufactured by the Company prior to the Closing Date.

            (f)    Product Liabilities.    Schedule 2.24(f) attached hereto is a true and complete summary of claims as of the date hereof under all product warranty plans and product liability insurance policies relating to the Company since October 29, 2000, other than claims that are or have been fully covered by insurance (subject to policy deductibles). The Company is insured under policies of insurance relating to product liability listed in Schedule 2.24(f) attached hereto for and against any claim for damage to person or property based upon defects in any product to the extent a claim is made during the policy period subject to deductibles and other terms summarized therein. The Company or Seller has provided notice of all such claims to its insurance carriers and, except as set forth on Schedule 2.24(f) attached hereto, no insurance carrier has denied coverage, reserved rights against the Company or otherwise interposed any defense to coverage with respect to any such claims which is reasonably likely to result in a material Liability or material loss to the Company.

            (g)    Certain Payments and Practices.    Neither the Company nor any of its shareholders, officers or directors, or to the Knowledge of the Company and Seller, any of the Company's

    employees, has (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of what form, whether in money, property, or services, (i) to obtain favorable treatment for the Company, its business or contracts secured, (ii) to pay for favorable treatment for business or contracts secured, (iii) to obtain special concessions or for special concessions already obtained, or (iv) in violation of any legal requirement, or (b) established or maintained any unrecorded fund or asset for any of the foregoing or for any illegal or improper purpose or made any false or artificial entries on its books which would be illegal or improper.

            (h)    Real Property.

              (i)  Schedule 2.24(h)(i) sets forth an accurate and complete list and a brief description of all real property owned by the Company (the "Owned Real Property") indicating whether MP Owosso or MP Ohio is the sole owner thereof, and such Owned Real Property, including the buildings and improvements thereon, is in good repair and operating condition, ordinary wear and tear excepted. The Company has free and complete access to and over public streets for ingress and egress to and from the Owned Real Property. Except for the Mortgage (as defined on Schedule 2.12(a), which Mortgage will be released on or prior to the Closing, the Company has, and on the Closing Date the Company will have good, marketable, insurable and indefeasible fee simple title to the Owned Real Property, free and clear of all Liens, conditions, exceptions or reservations, except easements for utilities and for conditions, exceptions and reservations which do not adversely affect the Company's operations. There are no adverse rights of third parties or other parties in possession of all or any part of the Owned Real Property. Except for the option granted in Section 9.18 of this Agreement, no party has been granted any license, lease, option to purchase or other right relating to the use or possession of all or part of the Owned Real Property. The Company and Seller have not received notice of, and have no other Knowledge of information of, any pending or contemplated change in any regulation or prior restriction applicable to the Owned Real Property, of any pending or threatened judicial or administrative action, of any action pending or threatened by adjacent landowners or other persons, or any pending or contemplated condemnation or together governmental action, any of which could result any material change in the condition of all or a part of the Owned Real Property. All utilities that are required for the full and complete use of and operation of the Owned Real Property, including without limitation, electricity, natural gas, sanitary sewers, storm sewers and drainage, water, telephones and similar systems, are at the Owned Real Property and in operating condition and in a state of maintenance and repair appropriate for the use there of in the ordinary and usual course of business by the Company, all easements or license encumbering the Owned Real Property which will be required in connection with such utilities have been granted. The use made of the Owned Real Property and the Leased Real Property by the Company in the ordinary course of business (the "Use") is a use allowed by right, without the requirement of a variance under applicable zoning, building and fire laws and ordinances, and any other agreements affecting such properties, including without limitation any restrictive covenants (other than that restrictive covenant referred to in Section 9.17 of this Agreement, and all consents, licenses, permits, approval and certificates required for the Use have been issued to and paid for by the Company and are in full force and effect. There are no improvements that encroach on to the Owned Real Property or that protrude from the Owned Real Property on to adjacent property.

            (ii)  Schedule 2.24(h)(ii) sets forth an accurate and complete list and a brief description of all real property currently leased by the Company (the "Leased Real Property") and the Company has made available to Buyer accurate and complete copies of the leases and subleases for all such Leased Real Property, all of which are listed on Schedule 2.24(h)(ii). With respect to each such lease and sublease:

              (A)  it is a legal, valid, binding and enforceable obligation of the Company and, to the Knowledge of the Company and Seller, the other party thereto, and is in full force and effect, and will continue in full force and effect on identical terms immediately following the Closing;

              (B)  the Company has not violated in any material respects the terms thereof and is not in default thereunder;

              (C)  to the Knowledge of the Company and Seller, no other party thereto is in default under any such lease or sublease;

              (D)  no party has repudiated any provision thereof in a writing delivered to the Company; and

              (E)  there are no material disputes, oral agreements, or forbearance programs in effect with respect thereto.

            (iii)  Except as set forth in Schedule 2.24(h)(iii), the Company has not received any notice of (A) any requirements by any insurance company that has issued a policy covering any part of the Company's Owned Real Property and/or Leased Real Property by any board of fire underwriters or other body exercising similar functions, requiring any material repairs or work to be done on any part of any of such Owned Real Property and/or Leased Real Property, or (B) any defects or inadequacies in, on or about any part of the Company's Owned Real Property and/or Leased Real Property that would, if not corrected, result in the termination of insurance coverage or a material increase in the cost thereof, and which, in either case, remains outstanding, except for any requirement, defect or inadequacy, the existence of which is not reasonably likely to have a Material Adverse Effect on the Company. To the Knowledge of the Company and Seller, all public utilities, including water, electric sewage or subsurface disposal systems, required for the normal operation of the business of the Company as currently conducted, connect into the Company's Owned Real Property and/or Leased Real Property through adjoining public highways or, if they pass through adjoining private land, do so in all material respects in accordance with valid permits and licenses, all installation and connection charges due and payable with respect thereto have been paid in full or provided for and all such utilities are sufficient in all material respects for the operation of the Company's business as currently conducted and for the use and enjoyment of the Owned Real Property and the Leased Real Property.

            (iv)  There are no pending or, to the Knowledge of the Company and Seller, threatened condemnation, compulsory acquisition, expropriation, or similar proceedings that would affect all or any portion of the Company's Owned Real Property or Leased Real Property, except for any such condemnation, acquisition, expropriation or other proceeding which is not reasonably likely to have a Material Adverse Effect on the Company, or the use, operation and enjoyment of the Owned Real Property and the Leased Real Property. As of the Closing Date, no material assessments for public improvements will have been made against any of the Company's Owned Real Property or Leased Real Property which will not have been paid in full, except for any such assessments the validity of which are contested in good faith by means of appropriate proceedings. To the Knowledge of the Company and Seller, all utilities necessary or desirable for the full and complete occupancy and Use of the Owned Real Property and the Leased Real Property have been connected and are in good operating order, and all charges therefore, including "tie in" charges have been fully paid. To the Knowledge of the Company and Seller, no ordinance authorizing the improvements, the cost of which would be assessed against any of the Company's Owned Real Property or Leased Real Property is pending or proposed, except for any such ordinance the existence of which would not result in a Material Adverse Effect on the Company.

        2.25.    Significant Customers and Vendors.

          (a)  Schedule 2.25(a) is a true and correct list showing (i) the twenty largest customers based on gross purchases from the Company during (A) the twelve-month period ending on October 28, 2001 (the "Significant Customers"), (B) the twelve-month period ending on October 29, 2000 and (C) the five-month period ending on March 31, 2002, (ii) the location of each of the Significant Customers, (iii) all vendors and suppliers of either of the Company who are the sole source of such supply where the parts supplied are not readily available from another source (collectively, the "Sole Source Vendors") and (iv) the location of each of the Sole Source Vendors.

          (b)  Except as set forth on Schedule 2.25(b), since October 28, 2001, no Significant Customer or Sole Source Vendor has: (i) stopped or indicated to the Company an intention to stop trading with or supplying the Company consistent with Significant Customer's or Sole Source Vendor's past practices, (ii) reduced, or indicated to the Company an intention to reduce, its trading with or provision of goods or services to the Company from that consistent with such Significant Customer's or Sole Source Vendor's past practices or (iii) changed, or indicated to the Company an intention to change, materially the terms and conditions on which it is prepared to trade with or supply the Company from that consistent with such Significant Customer's or Sole Source Vendor's past practices. To the Knowledge of the Company and Seller, no Significant Customer or Sole Source Vendor is reasonably likely, as a result of the transactions contemplated by this Agreement, to: (x) not trade with or supply the Company, (y) reduce substantially its trading with or provision of goods or services to the Company, or (z) change the terms and conditions on which it is prepared to trade with or supply the Company. Neither the Company nor Seller has any Knowledge of any facts, conditions or events which might give rise to a claim by the Company against any Significant Customer or Sole Source Vendor or any claim by a Significant Customer or Sole Source Vendor against the Company.

        2.26.    Backlog.    Schedule 2.26 lists all pending customer orders and contracts as of June 17, 2002 (and such Schedule shall be updated for Closing to a date within three (3) days of Closing). All such customer orders and contracts were entered into in the ordinary course of business, consistent with past practice.

        2.27.    Disclosure.    Neither this Agreement, the Schedules hereto, any document delivered pursuant to this Agreement, nor any document or information provided to Buyer by the Company or Seller or any employee or agent thereof in the course of Buyer's due diligence investigation and the negotiation of this Agreement contain any untrue statement of any material fact or omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Company or Seller (other than general economic or industry conditions or eventual technological obsolescence of Company products) that is reasonably likely to have a Material Adverse Effect, which has not been set forth in this Agreement or such Schedules.

        The identification of an item on one Schedule to this Agreement shall apply only to such Schedule and the correspondingly numbered representation and warranty and not to any other Schedule or representation and warranty. Seller acknowledges that the fact that it has made disclosures pursuant to Article II or the Schedules thereto of matters which result in Damages to Buyer shall only apply to qualify the representation or warranty in respect of which each Schedule disclosure is made and shall not otherwise relieve Seller of its obligation pursuant to Article VIII of this Agreement to indemnify and hold harmless Buyer from Damages as required by Article VIII.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Seller as follows:

        3.1.    Organization and Good Standing.    Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado.

        3.2.    Corporate Power and Authority.    Buyer has full corporate power and authority to make, execute, deliver and perform this Agreement and the transactions contemplated hereby.

        3.3.    Due Authorization.    The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors generally, provided that no representation or warranty is made as to the availability of any equitable or other specific remedy upon any breach of this Agreement.

        3.4.    Finders' Fees.    Except for fees payable to Blitzer, Ricketson & Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer which might be entitled to any fee or commission from Seller or the Company upon consummation of the transactions contemplated by this Agreement. Such fee or commission shall be paid by Buyer as of the Closing, and Seller shall have no Liability for the payment of such fee or commission.

        3.5.    Investment Intent.

          (a)  The Company Stock being purchased by Buyer is being acquired for Buyer's own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and

          (b)  Buyer understands and agrees that (i) the Company Stock has not been registered under the Securities Act, by reason of its issuance in a transaction exempt from registration requirements of the Securities Act pursuant to Section 4(2) thereof and (ii) the Company Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

        3.6.    Consents and Governmental Authorization.    Except as set forth on Schedule 3.6, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Buyer require no consent, approval or action by or in respect of, or filing with, any third party or Governmental Body for which Buyer is responsible.

        3.7.    Non-Contravention.    The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Buyer, will not (a) contravene any provision of Buyer's charter or bylaws, as amended or (b) assuming compliance with the matters referred to in Section 3.6, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Buyer.

ARTICLE IV
CONDITIONS TO CLOSING

        4.1.    Conditions Precedent to Obligations of Buyer.    The obligations of Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in whole or in part in writing by Buyer at Buyer's option):

            (a)    Representations and Warranties.    The representations and warranties of the Company and Seller contained in Article II shall be true and accurate in all material respects on and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date which representation and/or warranty shall have been true and accurate in all material respects as of such earlier date) and the Company and Seller shall have provided Buyer with a certificate executed by the Company and Seller, dated as of the Closing Date, to such effect.

            (b)    Covenants.    The Company and Seller shall have performed and complied with all of their respective covenants contained herein on or before the Closing Date (to the extent required to be performed on or prior to the Closing Date), and Buyer shall receive a certificate to such effect signed by an officer of the Company and Seller.

            (c)    Opinion of Company and Seller's Counsel.    Buyer shall have received from Pepper Hamilton LLP, counsel for the Company and Seller an opinion dated the date of the Closing in form and substance reasonably satisfactory to Buyer.

            (d)    Required Consents.    The Seller shall have obtained all consents and approvals of third parties to the transactions contemplated hereby on the part of the Company and Seller which are identified in Schedule 4.1(d) required for the consummation of the transactions contemplated hereby.

            (e)    Litigation.    No order of any court or Governmental Body shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Buyer's ownership or control of the Company or the business of the Company as currently conducted, and there shall not have been threatened, nor shall there be pending, any such action or proceeding, or any action or proceeding by or before any court or Governmental Body (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) by any present or former owner of any capital stock or equity interest in the Company (whether through a derivative action or otherwise) against the Company or any officer, director or stockholder of the Company in his capacity as such or (iii) which might have an adverse effect on the right of Buyer to own the Company and conduct the business of the Company, and Buyer shall receive a certificate to such effect signed by the Company and Seller.

            (f)    Governmental Approvals.    All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination without objection of waiting periods imposed by, any competent federal, state, local or foreign Governmental Body.

            (g)    Certified Documents.    The Company shall have delivered to Buyer at Closing a copy of its certificates of incorporation and by-laws, as amended, as certified by the Secretary or an Assistant Secretary of Company, as appropriate. Seller shall have delivered to Buyer a copy of resolutions adopted by its board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, as certified by a Secretary or Assistant Secretary of Seller.

            (h)    Resignation of Officers and Directors.    Seller shall have delivered to Buyer copies of resignations delivered to the Company prior to the Closing, but effective as of Closing, of the officers and directors of the Company specified on Schedule 4.1(h).

            (i)    Prepayment of Cognovit Promissory Note.    Seller shall have delivered evidence to Buyer of the satisfaction in full, on behalf of MP Ohio, all unpaid amounts outstanding under that certain Cognovit Promissory Note, dated November 21, 1996 pursuant to the terms thereof and that certain related Loan Agreement by and between MP Ohio and Cascade CDSC, Inc. dated of even date.

            (j)    Material Adverse Change.    There shall have been no material adverse change in the Company or its condition (financial or otherwise), business, properties, assets, Liabilities, prospects, operations or results of operations between the date of this Agreement and the Closing.

            (k)    Search Results.    Buyer shall have received (i) UCC, Lien, litigation and judgment searches (which searches shall be paid for by Buyer) with respect to the Company, and (ii) evidence of termination by Seller and the Company of all Liens (and of all related UCC financing statements, mortgages and similar matters evidencing Liens) filed against the Company or any of its assets, or payoff letter(s) from secured parties with respect to such Liens.

            (l)    [Intentionally deleted.]

            (m)    Employment Arrangements.    Buyer shall have entered into employment and noncompetition agreements with the persons identified on Schedule 4.1(m), on terms and conditions satisfactory to the parties thereto.

            (n)    Other Matters.    Seller shall have delivered, or cause the Company to deliver, to Buyer such other instruments, certificates and documents as are reasonably requested by Buyer in order to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to Buyer.

        4.2.    Conditions Precedent to Obligations of Seller.    The obligations of Seller to proceed with the Closing hereunder are subject to the fulfillment prior to or at the Closing of the following conditions (any one or more of which may be waived in whole or in part in writing by Seller at Seller's option):

            (a)    Representations and Warranties.    The representations and warranties of Buyer contained in Article III shall be true and accurate on and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date, which representation and/or warranty shall have been true and accurate as of such earlier date) and Buyer shall have provided Seller with a certificate executed by Buyer, dated as of the Closing Date, to such effect.

            (b)    Covenants.    Buyer shall have performed and complied with all of its covenants contained herein on or before the Closing Date (to the extent required to be performed on or prior to the Closing Date), and Seller shall receive a certificate to such effect signed by an officer of Buyer.

            (c)    Opinion of Counsel for Buyer.    Seller shall have received from Sherman & Howard L.L.C., as counsel for Buyer, an opinion dated the date of the Closing in form and substance reasonably satisfactory to Seller.

            (d)    Required Consents.    Buyer shall have obtained all consents and approvals of third parties to the transactions contemplated hereby on the part of Buyer (including, without limitation, those disclosed on Schedule 3.6) required for the consummation of the transactions contemplated hereby.

            (e)    Litigation.    No order of any court or Governmental Body shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or

    Governmental Body or arbitrator, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

            (f)    Governmental Approvals.    All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration or termination without objection of waiting periods imposed by, any competent federal, state, local or foreign Governmental Body, necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

ARTICLE V
TERMINATION OF AGREEMENT

        5.1.    Grounds for Termination.    This Agreement may be terminated in writing at any time at or prior to the Closing, subject to Section 5.2, as follows:

              (i)  by mutual written agreement of the Company, Seller and Buyer;

            (ii)  by either (A) Seller or (B) Buyer, if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or Governmental Body having competent jurisdiction; or

            (iii)  if the Hathaway Power Sale occurs: (A) by Buyer, if the Closing has not occurred and any of the conditions precedent to Buyer's obligations to proceed with the Closing remain unfulfilled and not waived by Buyer five business days following notice by Buyer to Seller of such non-fulfillment and non-waiver given following consummation of the Hathaway Power Sale, provided that such non-fulfillment was not the direct result of Buyer's default of its obligations under this Agreement; or (B) by Seller, if all of the conditions precedent to Buyer's obligations to proceed with the Closing have been fulfilled or waived by Buyer and Seller is not in default of its obligations under this Agreement, and the Closing has not occurred within five business days of notice by Seller to Buyer to such effect given following consummation of the Hathaway Power Sale; or

            (iv)  by Seller (upon 24 hours written prior notice to Buyer) at any time from August 16, 2002 to November 1, 2002 if the affirmative vote of the shareholders of Hathaway Corporation necessary to approve the Hathaway Power Sale (the "Required Hathaway Vote") has not been obtained by 5:00 p.m., Denver, Colorado time, on August 15, 2002;

            (v)  by Seller or Buyer (upon 24 hours prior written notice to the other party) at any time on or after November 1, 2002 if the Required Hathaway Vote has not been obtained by 5:00 p.m., Denver, Colorado time, on August 15, 2002; or

            (vi)  If the Required Hathaway Vote has been obtained by 5:00 p.m., Denver, Colorado time, on August 15, 2002 and the Hathaway Power Sale has not occurred by 5:00 p.m., Denver, Colorado time by the fifth business day following the date of such vote:

              (A)  by Seller (upon 24 hours prior written notice to Buyer) at any time from August 22, 2002 to November 1, 2002, or

              (B)  by Buyer or Seller at any time on or after November 1, 2002.

        5.2.    Effect of Termination.    If this Agreement is terminated as permitted by Section 5.1, such termination shall be without Liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from a willful breach or default by such party of any of its representations or warranties contained in this Agreement or from the willful failure of any party to fulfill a condition to the performance of the obligations of another party or to perform a covenant of this Agreement or from a willful breach by any party to this Agreement, such party shall be fully liable for any and all Damages (as hereinafter defined) incurred or suffered by the other parties as a result of such failure or breach. The provisions of Sections 5.2 and 5.3 and Articles VIII and IX (except those contained in Section 9.10 or Sections 9.14 through 9.18) shall survive any termination hereof pursuant to Section 5.1.

        5.3.    Deposit.    If this Agreement is terminated, the Deposit will be distributed as follows, and Seller and Buyer shall so direct the Escrow Agent:

              (i)  paid to Buyer, if the Agreement was terminated pursuant to Sections 5.1(i), (ii), (iii)(A) or (vi)(A);

            (ii)  paid to Bank One, NA for the account of Seller, if the Agreement was terminated pursuant to Sections 5.1(iii)(B), (v), or (vi)(B) if the Hathaway Power Sale was not consummated due to Buyer's failure to fulfill the conditions precedent to closing in Section 7.3(a), (b), (e), (g), (i), (j) or (k) of the Hathaway / Qualitrol Agreement.

            (iii)  $300,000 (plus accrued interest) paid to Bank One, NA for the account of Seller and $1,700,000 (plus accrued interest) paid to Buyer, if the Agreement was terminated pursuant to Sections 5.1(iv) or (vi)(B) if the Hathaway Power Sale was not consummated due to Qualitrol's breach of the Hathaway/Qualitrol Agreement or due to the non-fulfillment of any of the conditions precedent to closing in Section 7.1 (a) or 7.3(c), (d), (f) and (h) of the Hathaway/Qualitrol Agreement.

ARTICLE VI
TAX MATTERS

        6.1.    Additional Tax Definitions.    "Adjustments" means, with respect to Taxes, a change in the amount or character of any item of income, gain, loss, deduction or credit of the Company, including but not limited to changes thereto attributable to: (w) amendment of returns; (x) deficiencies asserted by any taxing authority; or (y) claims for refund, irrespective of whether such change arises out of a voluntary act, or any audit, examination, proceeding or litigation resulting from any of the foregoing events.

        "IRS" means the Internal Revenue Service.

        "Post-Affiliation Year" means any taxable year or period of the Company beginning after the Closing Date.

        "Regulations" means the U.S. Treasury Department Income Tax Regulations in effect under the Code, as amended from time to time.

        6.2.    Tax Returns and Payments.

            (a)    [Intentionally deleted.]

            (b)    Fiscal 2002 Short Year Federal Return.    Based upon the information provided to it by Buyer or the Company pursuant to this subparagraph (b), Seller shall prepare the pro forma federal income tax return of the Company for the short taxable period ending on the Closing Date, and shall include the taxable income or loss reflected in such pro forma return in the Consolidated Return, and shall provide a copy of such pro forma return to Buyer. Based upon the information so provided, such return shall be true and complete in all material respects and shall be prepared in accordance with Section 1.1502-76(b)(2) of the Regulations. If a Code Section 338(h)(10) Election is made pursuant to Section 6.7 below, such fiscal 2002 pro forma federal income tax return will be prepared based on the allocation of the payment referred to in Section 1.2, Consideration and Payment, among the assets of the Company pursuant to subparagraph (b) of Section 6.7 below. No later than the one month anniversary of the Closing Date, Buyer or the Company shall prepare and deliver to Seller, a domestic tax package including such information and prepared in a manner and in such form consistent with those delivered to Seller by the Company in prior years.

            (c)    [Intentionally deleted.]

            (d)    Fiscal 2002 Short Year State and Local Tax Returns.    Seller shall prepare all state and local income tax returns of the Company that are required to be filed for the short taxable period ended on the Closing Date. Buyer shall provide Seller a Power of Attorney solely for the purposes of obtaining an extension of time as may be needed for such returns. Seller shall provide Buyer with such return in proper form for filing no later than 30 days before such returns are due. Seller shall consult with Buyer with respect to the modifications to federal taxable income made by Seller in such state and local income tax returns. Such returns shall be signed and timely filed by or caused to be timely filed by Buyer.

            (e)    Post Closing Returns.    Buyer shall prepare, sign and file all tax returns, for any type of Tax, which returns are required to be filed for all periods ending after the Closing Date, including state tax returns which include the period October 28, 2001 through the Closing Date ("straddle returns"), subject to Seller's review of such straddle returns. Buyer shall also prepare, sign and file all local tax returns (whether for periods ending before or after the Closing Date).

            (f)    Tax Liability of Buyer and the Company.    As between the parties, Buyer and the Company shall have the sole liability to timely pay to the relevant taxing authority all Taxes which arise from: (x) any tax period which begins after the Closing Date; and (y) any tax returns which Buyer is required to file under subparagraph (e) of this Section 6.2.

        6.3.    Adjustments.    (a) Adjustments to Post-Affiliation Year Returns. If with respect to Consolidated Returns: (x) there is an Adjustment to any item reported on a return filed with respect to the Company for a Post-Affiliation Year that results in an increase in Taxes payable by Buyer or the Company; and (y) such Adjustment results in a corresponding Adjustment to items reported on a return filed with respect to Seller or any affiliate of Seller (including the Company) for an Affiliation Year; and (z) the Taxes payable by or on behalf of Seller (or such affiliate) with respect to the Company for such period are reduced by such Adjustment (the "Seller Decrease"), then Seller shall pay to Buyer or the Company, an amount equal to such increase in Taxes of Buyer or the Company. The amount payable by Seller under this paragraph shall be limited to Seller Decrease, plus interest calculated as under Code Section 6621, or comparable interest from state and local authorities, with respect to such Seller Decrease. Payment under this paragraph shall be made no later than five Business Days after Seller Decrease is refunded to Seller or such affiliate or is otherwise actually realized.

            (b)    Adjustments to Affiliation Year Returns.    If, with respect to Consolidated Returns: (x) there is an Adjustment to any item reported on a return filed with respect to Seller or any affiliate of Seller (including the Company) for an Affiliation Year that results in an increase in the Taxes payable by Seller or an affiliate of Seller; and (y) such Adjustment results in a corresponding Adjustment to items reported on a tax return filed with respect to Buyer or any affiliate of Buyer (including the Company) for a Post-Affiliation Year; and (z) the Taxes payable by or on behalf of Buyer (or such affiliate) with respect to such Post-Affiliation period are reduced by such Adjustment (the "Buyer Decrease"), then Buyer shall pay to Seller an amount equal to such increase in Taxes of Seller or such affiliate. The amount payable by Buyer under this paragraph shall be limited to Buyer Decrease, plus interest calculated as under pursuant to Code Section 6621, or comparable interest from state or local authorities, with respect to such Buyer Decrease. Payment under this paragraph shall be made no later than five Business Days after Buyer Decrease is refunded to Buyer or such affiliate, or is otherwise actually realized.

            (c)    Other Changes in Taxable Income.    If with respect to a Consolidated Return for an Affiliation Year: (x) the Company's taxable income is determined (by Buyer or Seller with the agreement of the other that the change is appropriate, or by the IRS) to be greater than its taxable income as originally reported on such Consolidated Return (other than as a result of an Adjustment described in subparagraph (a) or (b) above), the Company shall pay to Seller an amount equal to the product of the increase in taxable income times the maximum federal Tax rate for the applicable year (plus penalties and interest); (y) the Company's taxable income is determined (by Buyer or Seller with the agreement of the other that the change is appropriate, or by the IRS) to be less than its taxable income as originally reported on such Consolidated Return (other than as a result of an Adjustment described in subparagraphs (a) or (b) above) and Seller receives a cash refund for the Affiliated Group which Seller determines in its sole discretion to be attributable to the Company, Seller shall pay to Buyer an amount equal to the product of the reduction in taxable income and the maximum federal Tax rate for the applicable year (plus interest); (z) Payment pursuant to this subparagraph (iii) shall be made no later than five (5) Business Days after Seller receives or otherwise actually realizes a refund of or is assessed the additional tax.

            (d)    Notice of Adjustments by Seller.    Seller shall promptly notify Buyer of any IRS notice or revenue agent's report or equivalent state or local tax authority notice received by Seller which could result in an Adjustment giving rise to a liability of Buyer or the Company under this Agreement. However, the failure to give such notice shall not relieve Buyer or the Company from any liability that it may have hereunder, except to the extent that such failure results in increased liability to Buyer or the Company arising out of its obligations to pay Seller as provided in this Article VI. Seller shall keep Buyer informed of developments regarding such notice or report and shall consult with the Company or Buyer concerning the appropriate actions or positions to be taken in such proceedings to the extent such developments: (x) relate to any liability of Buyer or the Company to Seller under this Agreement, or (y) could affect the liability of Buyer or the Company for Taxes in a Post-Affiliation Year.

            (e)    Notice of Adjustments by Buyer and the Company.    Buyer shall promptly notify Seller of any IRS notice or revenue agent's report or equivalent state or local tax authority notice received by Buyer or the Company which could result in an Adjustment giving rise to a liability of Seller under this Agreement. However, the failure to give such notice shall not relieve Seller from any liability that it may have hereunder, except to the extent that such failure results in increased liability to Seller arising out of its obligations to pay Buyer. Buyer shall keep Seller informed of developments regarding such report or notice to the extent such developments relate to any liability of Seller to Buyer or the Company under this Agreement.

        6.4.    Indemnification.    Seller agrees to pay and shall indemnify and hold harmless the Company and Buyer from and against all Taxes, and Seller shall be entitled to receive and retain all refunds of Taxes, in each case, only to the extent attributable to the operations or assets of any member of the Affiliated Group other than the Company and its subsidiaries.

        6.5.    Cooperation; Furnishing of Information.    The parties agree to provide each other with such cooperation and information as may be reasonably requested in connection with:

              (i)  the preparation or filing of any Tax return, report, amended return or claim for refund with respect to Taxes;

            (ii)  the conduct of any audit; or

            (iii)  making any other computation or determination required hereunder.

        6.6.    Record Retention.    Seller and the Company shall retain all relevant tax returns, schedules and workpapers, and all related material records or other documents until the expiration of the statute of limitations (including extensions) of the taxable years to which such returns and other documents relate, but in any event for a period of not less than seven (7) years, provided, however, that Seller is not required to retain any documents which have been furnished to the Company or Buyer.

        6.7.    Code Section 338(h)(10) Election.

          (a)  Subject to subparagraph (b) below, Buyer and Seller shall join in a Code Section 338(h)(10) Election with respect to the acquisition by Buyer of the Company Stock. Seller shall execute IRS Form 8023 (or any replacement form) allocating the Consideration in accordance with the methodology set forth on Schedule 6.7(a), comply with all the requirements of Code Section 338(h)(10) and Regulations promulgated thereunder, and take any other action reasonably requested by Buyer in order to make and effectuate this election. Other than as set forth in this Article VI, all Taxes arising as a result of the Code Section 338(h)(10) Election are the responsibility of Seller.

          (b)  Notwithstanding the provisions of subparagraph (a) above, in the event of a failure to make a Code Section 338(h)(10) Election, other than a failure resulting from a breach by Seller of the provisions of this Section 6.7, Seller shall have no liability for any such Taxes resulting from any other election made by Buyer pursuant to Code Section 338. Seller and Buyer shall allocate the Consideration among the assets of the Company as of the Closing Date as set forth on Schedule 6.7(a) for purposes of reporting the fair market value of the assets of the Company for purposes of Code Section 338. On or before the four month anniversary of the Closing Date, Buyer shall obtain and deliver to Seller an appraisal of the machinery, equipment and other fixed assets performed by an appraiser selected and paid by Buyer. Prior to fifth month anniversary of the Closing Date, Buyer shall prepare and deliver to Seller a schedule showing state apportionments of payroll, property and sales taxes for the period October 29, 2001 through the Closing Date in a form consistent with those schedules delivered to Seller by the Company in prior years.

ARTICLE VII
COVENANTS

        7.1.    Conduct of Business.

            (a)    Interim Conduct of Business of Company.    From the date hereof until the Closing, the Company shall, and Seller shall cause the Company to, operate its business as a going concern consistent with prior practice and in the ordinary course of business. Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions expressly approved in writing by Buyer, the Company shall not, and Seller shall cause the Company to not:

              (i)  enter into or amend any employment, bonus, severance or retirement contract or arrangement, or increase any salary or other form of compensation payable or to become payable to any executive or employee other than in the ordinary course of business consistent with prior practice;

            (ii)  purchase, lease, or otherwise acquire any real estate or any interest therein;

            (iii)  declare, set aside, or pay any dividend or make any other distribution with respect to any equity security;

            (iv)  merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, acquire securities of, or otherwise acquire any Person;

            (v)  sell, lease, or otherwise dispose of or agree to sell, lease or otherwise dispose of any of its assets, properties, rights, or claims, whether tangible or intangible, except sales of Inventory in the ordinary course of business and, with respect to Significant Customers, at historical margins;

            (vi)  authorize for issuance, issue, sell, or deliver any Company securities;

          (vii)  split, combine, or reclassify any class of equity security or redeem or otherwise acquire, directly or indirectly, any of its equity securities;

          (viii)  incur any Liability other than in the ordinary course of business consistent with past practice;

            (ix)  place or permit to be placed any Lien on any of its assets or properties, other than Permitted Liens arising in the ordinary course of business;

            (x)  make or authorize any amendments or changes to its charter or by-laws;

            (xi)  accelerate Accounts Receivable or delay or postpone payment of any accounts payable or other Liability;

          (xii)  abandon any material part of its business;

          (xiii)  make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

          (xiv)  commence a lawsuit or any other proceeding, other than for routine collection of bills; or

          (xv)  subject to Section 7.4, take or agree (in writing or otherwise) to take any action which would make any of the representations or warranties set forth in Section 2.9(c), (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o), (q), (r), (s), (t), (u) or (w) untrue without references to Schedule 2.9 for matters not on such Schedule as of the date of this Agreement.

            (b)    Interim Conduct of Business of Buyer.    From the date hereof until the Closing, Buyer shall operate its business as a going concern consistent with prior practice and in the ordinary course of business.

        7.2.    No Solicitation, Confidentiality, Etc.    Seller and the Company agree that, prior to July 30, 2002, neither the Company nor the Seller will (i) solicit or negotiate with respect to any inquiries or proposals relating to (x) the possible direct or indirect acquisition of the Company Stock or any other equity security of the Company or of all or a portion of the assets or business of the Company or (y) any merger, consolidation, joint venture or business combination with the Company; or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company with any person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to affiliates, officers, directors, employees and agents of the Company or Seller) without the prior written approval of Buyer. After July 30, 2002, for so long as the Closing has not occurred, Seller may so solicit and negotiate with respect to any such inquiries and proposals such transactions and discuss and disclose such information.

        7.3.    Necessary Consents.    Buyer, the Company and Seller shall use reasonable best efforts (i) to obtain the third party consents identified on Schedule 4.1(d) or as otherwise as may be necessary or appropriate for the consummation of the transactions provided for herein and (ii) to accomplish the satisfaction of the conditions precedent to Closing contained in Section 4.1 (in the case of the Company and Seller) and Section 4.2 (in the case of Buyer) on or prior to the Closing Date.

        7.4.    Settlement of Certain Intercompany Transactions.    Immediately prior to Closing, Seller shall, and shall cause the Company and any other affiliates of Seller to, forgive any and all intercompany indebtedness and terminate any intercompany transactions between Seller or any such affiliate other than the Company, on the one hand, and the Company, on the other hand; provided, however, that no cash or other assets of the Company shall be transferred to Seller in connection therewith.

        7.5.    Noncompetition, Nonsolicitation and Confidentiality.

            (a)    Seller Noncompete.    As further consideration for the purchase and sale of the Company Stock and other transactions contemplated by this Agreement, Seller shall not, and Seller shall cause each of its Affiliates not to, until the first to occur of a Change of Control of Seller or a period of five (5) years following the Closing Date (the "Term"), for any reason whatsoever, directly or indirectly, for itself or on behalf of or in conjunction with any other Person:

                (i)  engage anywhere in the world (the "Territory") (A) in selling, manufacturing, distributing or marketing a stand-alone motor that could replace or is reasonably likely to replace any motor product of the Company existing on the Closing Date or any improvement thereto or replacement of such improved motor or (B) in serving as an independent contractor, consultant, adviser, sales representative or otherwise to any business engaged in any activities prohibited by clause (A);

              (ii)  call upon or solicit any Person who is, at that time, or that has been, within two (2) years prior to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in competition with the Company within the Territory; or

              (iii)  call upon, solicit, or hire away any Person who is, at that time, or has been, within six (6) months prior to that time, within the Territory, an employee, contractor, subcontractor, independent consultant, sales representative or vendor of the Company for the purpose or with the intent of enticing such employee, contractor, subcontractor, independent sales representative or vendor away from the Company.

            (b)    Company Nonsolicitation.    As further consideration for the purchase and sale of the Company Stock and other transactions contemplated by this Agreement, from and after the Closing Date the Company shall not, nor shall any of its then Affiliates, for any reason whatsoever, directly or indirectly, for itself or theirselves or on behalf of or in conjunction with any other Person during the first to occur of the third anniversary of the Closing Date or a Change of Control of the Company:

                (i)  utilize the Stature Electric, Inc. customer list known to certain employees of the Company to call upon or solicit any Person who is, on the Closing Date, or that has been, within two (2) years prior to the Closing Date, a customer of Stature Electric, Inc. for the purpose of soliciting or selling products or services in competition with Stature Electric, Inc.; or

              (ii)  call upon, solicit, or hire away any Person who is, at that time, or has been, within six (6) months prior to that time, within the Territory, an employee, contractor, subcontractor, independent consultant, sales representative or vendor of Stature Electric, Inc. for the purpose or with the intent of enticing such employee, contractor, subcontractor, independent sales representative or vendor away from Stature Electric, Inc.

            (c)  For the purposes of this Section 7.5, "Affiliate" means (A) any Person, that directly or indirectly through one or more entities, controls or is controlled by or is under common control with, another Person or (B) any director, officer, director, partner, member, manager or trustee of such Person or (C) any Person who is an officer, director partner, member, manager or trustee of any Person described in Clauses (A) and (B) of this sentence. As used herein, "controls," "control" and "controlled" means the possession, direct or indirect, of the power to direct the management and policies of a Person, whether through the ownership of 50% or more of the voting interest of such Person or otherwise. The term "Change of Control" means (A) the merger of Seller with a non-Affiliate of Seller or the merger of the Company with a non-Affiliate of the Company, as the case may be or (B) the sale by the shareholders of Seller of all or substantially all of the outstanding capital stock of Seller in a single transaction or series of related transactions to a non-Affiliate of Seller, or the sale by the shareholders of the Company of all or substantially all of the outstanding capital stock of the Company in a single transaction or series of related transactions to a non-Affiliate of the Company, as the case may be.

            (d)  The parties agree that the covenants in this Section 7.5 impose a reasonable restraint on Seller and the Company in light of the activities and business of Buyer and the Company on the one hand, and Seller on the other hand, on the date of the execution of this Agreement and the current plans of Buyer, the Company and Seller.

            (e)  The covenants in this Section 7.5 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent to which the court deems reasonable, and the Agreement shall thereby be reformed.

            (f)    All of the covenants in this Section 7.5 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Seller against Buyer or the Company or Buyer against Seller, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Buyer or Seller of such covenants. The parties expressly acknowledge that the terms and conditions of this Section 7.5 are independent of the terms and conditions of any other agreements entered into in connection with this Agreement. It is specifically agreed that in the periods set forth in this Section 7.5 during which the agreements and covenants of Seller and Buyer made in this Section 7.5 shall be effective and shall be computed by excluding from such computation any such time during which Seller or Buyer or any of their Affiliates is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.5. The covenants contained in Section 7.5 shall not be affected by any breach of any other provision hereof by any party hereto and shall have no effect if the transactions contemplated by this Agreement are not consummated.

            (g)  Each of the parties hereto hereby agree that the covenants set forth in this Section 7.5 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.

ARTICLE VIII
INDEMNIFICATION

        8.1.    Survival.    The representations and warranties of the parties hereto contained in this Agreement or in any certificate, agreement or other writing delivered pursuant to this Agreement or in connection with this Agreement shall survive the Closing for a period of eighteen (18) months, except that the representations and warranties set forth in Section 2.10 shall survive until expiration of the applicable statute of limitations, the representations and warranties set forth in Sections 2.1, 2.2, 2.5, 2.6(a), 2.6(c) (with respect to Liens on or other interests or rights in the Company's assets or the Company Stock), 2.16 (to the extent it relates to issues of title), 2.21 (to the extent it relates to issues of title), 3.1, 3.2, 3.3 and 3.7(a) shall survive without termination, and the representations and warranties set forth in Section 2.15 shall not survive Closing. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate, agreement or other writing delivered pursuant hereto or in connection herewith (a) to be performed prior to Closing shall survive the Closing for a period of eighteen (18) months and (b) to be performed after the Closing shall survive without termination. Notwithstanding the preceding sentence, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 8.2 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided, however that such representation, warranty, agreement or covenant shall survive until, but only for the purposes of, the resolution of such claim.

        8.2.    Indemnification.

          (a)  Seller shall indemnify the Company, the Buyer, and their respective employees, officers, directors and stockholders (other than Seller) (the "Buyer Company Persons") in respect of, and hold Buyer Company Persons harmless against, any and all Damages (as hereinafter defined) (the "Buyer Company Damages"):

              (i)  for the applicable survival period, resulting from, relating to or constituting any misrepresentation or breach of any representation or warranty of the Company or Seller contained in this Agreement, or in any certificate, agreement or other writing to which Seller is a party delivered pursuant to this Agreement;

            (ii)  for the applicable survival period, resulting from, relating to or constituting any failure to perform any covenant or agreement of the Company or Seller contained in this Agreement or in any certificate, agreement or other writing to which Seller is a party delivered pursuant to this Agreement;

            (iii)  resulting from, relating to or constituting any failure of Seller to have, and to convey to Buyer at Closing, good and valid title to all of the issued and outstanding Company Stock, free and clear of all Liens (except for restrictions on transfer imposed by federal and state securities laws);

            (iv)  resulting from, relating to or constituting any claim by a stockholder or former stockholder of the Company or any other Person seeking to assert, or based upon: (A) ownership or rights to ownership of any shares of Company Stock or of any other Company Securities; (B) any rights of a stockholder, including any option, dissenter's or preemptive rights or rights to notice or to vote; (C) any rights under the certificate of incorporation or by-laws of the Company, or (D) any claim that his, her or its shares were wrongfully repurchased by the Company;

            (v)  resulting from, relating to or constituting any claim by a former or current director, officer, employee, agent or fiduciary of the Company or Seller or of a right to indemnification or contribution from the Company with respect to actions, omissions or matters relating to the pre-Closing period as a result of rights under the certificate of incorporation or by-laws of the Company, any agreement between such Person and the Company or applicable legal requirement;

            (vi)  [Intentionally deleted.]

          (vii)  (A) resulting from relating to or constituting any Liability for product warranty or product liability claim for products sold by the Company prior to Closing, and (B) resulting from any Design Defects for products sold by the Company during the three (3) month period immediately following the Closing, which are in the aggregate in excess of the reserves therefore set forth on the Balance Sheet;

          (viii)  [Intentionally deleted];

            (ix)  for a period of eighteen (18) months following the Closing, resulting from, relating to or constituting a Liability of the Company at the Closing which is not (A) reflected on the Balance Sheet, (B) incurred in the ordinary course of the Company's business between the Balance Sheet Date and the Closing Date or (C) identified on any Schedule to this Agreement; or

            (x)  incident to the enforcement of this Section 8.2(a).

        For purposes of this Agreement, "Damages" shall mean and include any and all debts, obligations and other Liabilities, monetary damages, fines, fees, penalties, interest obligations, deficiencies, Liens, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of response (including, without limitation, removal and remediation costs), costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) actually incurred or actually suffered by an Indemnified Person (as hereinafter defined) or any affiliates thereof.

        Notwithstanding anything to the contrary in this Agreement, no claim for indemnification may be made under this Agreement against Seller for any Known Contamination, Environmental Liabilities or Liabilities for Unknown Contamination other than pursuant to Section 9.16.

          (b)  Buyer shall indemnify Seller, and the Company with respect to clause (ii) below if this Agreement is terminated pursuant to Article V, and their employees, officers, directors and stockholders as applicable (the "Seller Persons"), in respect of, and hold Sellers Persons harmless against, any and all Damages (the "Seller Damages"):

              (i)  for the applicable survival period, resulting from, relating to, or constituting any misrepresentation, breach of any representation or warranty, or failure to perform any covenant or agreement of Buyer contained in this Agreement or in any other certificate, agreement or other writing to which Buyer is a party delivered pursuant to this Agreement or in connection with this Agreement;

            (ii)  any Damages caused by the subsurface investigational activities of Buyer's environmental consultant performed at, on or in the Owned Real Property before or after the Closing Date; and

            (iii)  incident to the enforcement of this Section 8.2(b).

          (c)  For purposes of this Agreement, "Indemnified Person(s)" shall refer to both Buyer Company Persons and Seller Persons, as applicable; and "Indemnifying Parties" shall refer to both Seller and Buyer, as applicable.

        8.3.    Method of Asserting Claims.

          (a)  The Indemnified Person shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which the indemnification pursuant to this Article VIII may be sought (the "Third Party Claim"); provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any obligations under this Article VIII except to the extent such Indemnifying Party is materially prejudiced by such failure and shall not relieve such Indemnifying Party from any other obligation or liability that it may have to any Indemnified Person otherwise than under this Article VIII.

          (b)  Any Indemnifying Party shall have the right, at its sole cost and expense, to defend the Indemnified Person against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Person so long as (i) the Indemnifying Party notifies the Indemnified Person in writing within 10 days after the Indemnified Person has given notice of the Third Party Claim that the Indemnifying Party shall indemnify the Indemnified Person from and against the entirety of any Damages the Indemnified Person may suffer resulting from, arising out of, relating to or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Person with evidence reasonably acceptable to the Indemnified Person that the Indemnifying Party shall have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Person, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Person, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not assume control of the defense or settlement of any Third Party Claim in the manner described above, it shall be bound by the results obtained by the Indemnified Person with respect to the Third Party Claim.

          (c)  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.3(b) above, (i) the Indemnified Person may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably) and (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Person (not to be withheld unreasonably).

          (d)  In the event any of the conditions in Section 8.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Person may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Person need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the actually incurred costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Party shall remain responsible for any Damages the Indemnified Person may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the extent provided in this Section 8.3.

          (e)  In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Person shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party's expense, all witnesses, pertinent records, materials and information in the Indemnified Person's possession or under the Indemnified Person's control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Person is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Person in such defense and make available to the Indemnified Person, at the Indemnifying Party's expense, all such witnesses, records, materials and information in the Indemnifying Party's possession or under the Indemnifying Party's control relating thereto as is reasonably required by the Indemnified Person. The party controlling such defense shall keep the other party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

        8.4.    Limitations; Exclusive Remedy; Maximum Indemnification.

          (a)  Notwithstanding anything to the contrary herein, except with respect to claims (i) based either on fraud, misrepresentation, a breach of Sections 2.5, 2.6(c) (with respect to Liens on or other interests or rights in the Company's assets or the Company Stock), 2.10, 2.16 (to the extent it relates to issues of title, without limitation, including title to the Owned Real Property) or 2.21 (to the extent it relates to issues of title), or (ii) pursuant to Sections 8.2(a)(ii), (iii), (iv), (v), (vii), or (ix), the aggregate Liability of Seller for Buyer Company Damages resulting from a breach of a representation or warranty of the Company or Seller contained in Article II shall not exceed, in the aggregate, One Million Dollars ($1,000,000) ("Cap"). No indemnification payment by Seller with respect to any Buyer Company Damages otherwise payable pursuant to this Article VIII solely in respect of Section 8.2(a)(ix) or a breach of any representation or warranty of the Company or Seller contained in Article II (other than of Sections 2.5, 2.6(c) (with respect to Liens on or other interests or rights in the Company's assets or the Company Stock) 2.10, 2.16 (to the extent it relates to issues of title, without limitation, including title to the Owned Real Property) or 2.21 (to the extent it relates to issues of title)) shall be payable until such time as all such Buyer Company Damages shall, in the aggregate, exceed more than $250,000 (the "Deductible Amount"), and thereafter claims hereunder for such Buyer Company Damages may be brought only for amounts in excess of such Deductible Amount up to but not exceeding the Cap. For purposes of clarification, it is understood and agreed that Buyer Company Damages pursuant to Sections 8.2(a)(ii), (iii), (iv), (v) or (vii) shall be payable from the first dollar and shall not be subject to, nor included in, the Deductible Amount. Notwithstanding anything to the contrary, except with respect to claims based either on fraud or intentional misrepresentation, this Article VIII shall be the exclusive remedy of Buyer Company Persons for claims resulting from or relating to any breach of any representation or warranty of the Company or Seller contained in Article II.

          (b)  Notwithstanding anything to the contrary herein, except with respect to claims based on fraud or misrepresentation, the aggregate Liability of Buyer in connection with the indemnification of Seller Persons pursuant to this Article VIII for Seller Damages resulting from a misrepresentation or breach of a representation or warranty under Article III shall in no event exceed, in the aggregate, One Million Dollars ($1,000,000) (the "Buyer Cap"). No indemnification payment by Buyer with respect to any Seller Damages otherwise payable pursuant to this Article VIII shall be payable until such time as all Seller Damages shall, in the aggregate, exceed more than $100,000 (the "Buyer Deductible Amount"), and thereafter claims hereunder for Seller Damages may be brought only for amounts in excess of such Buyer Deductible Amount up to but not exceeding the Buyer Cap.

          (c)  For purposes of determining whether there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement (other than those in Section 2.27) and the amount of Buyer Company Damages resulting from a breach thereof, such representations, warranties, covenants and agreements shall be deemed to be made without any qualifications or limitations as to knowledge or materiality and the words "Knowledge," "knowledge," "Material Adverse Effect," "material" and words of similar import, and any phrases containing such words or words of similar import, shall be deemed deleted from such representations, warranties, covenants or agreements (other than those in Section 2.27).

          (d)  Notwithstanding anything to the contrary herein, Seller shall not be liable for Buyer Damages relating to any individual claim that Buyer could have asserted against Seller pursuant to Section 8.2(a)(i) for a misrepresentation or breach of representation or warranty or pursuant to

  Section 8.2(a)(ii) for a failure to perform a covenant or agreement prior to the Closing if Buyer had actual knowledge of such misrepresentation, breach of representation or warranty or failure to perform a covenant or agreement at the Closing Date.

ARTICLE IX
MISCELLANEOUS

        9.1.    Notices.    All notices, requests for other communications to be given by any party to the other parties hereunder shall be in writing and shall be deemed to be properly given when personally delivered, telecopied or sent by commercial courier service (such as Federal Express) or, if mailed, three (3) days after being sent by prepaid first class U.S. mail, either certified or registered, to the addresses set forth below or to such other addresses as the parties may otherwise designate from time to time in writing:

  (a)
  If to Buyer, to:

    Hathaway Motion Control Corporation
    8228 Park Meadows Drive
    Littleton, Colorado 80124
    Telecopier No. (303) 799-8880
    Attention: Richard Smith, President

    With a required copy to:

    Sherman & Howard L.L.C.
    633 Seventeenth Street, Suite 3000
    Denver, Colorado 80202
    Telecopier No. (303) 298-0940
    Attention: B. Scott Pullara, Esq.

  (b)
  if to the Company, to:

    Motor Products—Owosso\Ohio Corporation
    P.O. Box 127
    201 S. Delaney Road
    Owosso, Michigan 48867
    Telecopier No. (989) 723-6035
    Attention: President

  (c)
  if to Seller, to

    Owosso Corporation
    The Triad Building
    2200 Renaissance Boulevard, Suite 150
    King of Prussia, Pennsylvania 19406
    Telecopier No. 610-275-5122
    Attention: President

    With a required copy to:

    Pepper Hamilton LLP
    3000 Two Logan Square
    Eighteenth and Arch Streets Philadelphia, PA 19103
    Telecopier No. 215-981-4750
    Attention: Elam M. Hitchner, III, Esquire

        9.2.    Succession and Assignment.    This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party to this Agreement may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto.

        9.3.    Costs and Expenses.    The Buyer shall bear its own expenses (including without limitation, investment banking, financial advisory fees, counsel fees and accounting fees) relating to the transactions contemplated under this Agreement. All expenses and Liabilities (including without limitation, legal, accounting, financial advisory or related consulting fees) of the Company or Seller (a) incurred in connection with the Company's or Seller's efforts to sell (regardless of how structured) the Company or all or substantially all of its assets to any Person other than Buyer ("Previous Sales Effort Expenses") shall be borne by Seller to the extent not actually paid by the Company prior to the Closing out of cash of the Company which would have been dividended or distributed to Seller prior to the Closing ("Excluded Cash") and (b) relating to the transactions contemplated by the Agreement shall be borne by Seller.

        9.4.    Public Announcements.    The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law, will not issue any such press release or make any such public statement prior to such consultation.

        9.5.    Headings.    The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

        9.6.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

        9.7.    Amendment and Waiver.    This Agreement may be amended, and Buyer and Seller may, (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment must be in writing and be signed by Buyer and Seller and any waiver must be in writing and signed by the person waiving such right or obligation.

        9.8.    Entire Agreement.    This Agreement and the Exhibits and Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, understandings, representations and warranties between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous promises, covenants, agreements, understandings, representations and warranties among the parties hereto or inducements or conditions, express or implied, oral or written with respect to the subject matter hereof.

        9.9.    Governing Law.    This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of Colorado applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof).

        9.10.    Specific Performance; Remedies.    Each party hereto acknowledges that the other party will be irreparably harmed and that there will be no adequate remedy at law for any violation by such party of any of its covenants or agreements contained in this Agreement, including, without limitation, the noncompetition and confidentiality obligations set forth in Section 7.5. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the covenants and agreements contained in this Agreement.

        9.11.    Selection of a Forum.    EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN THE FEDERAL DISTRICT COURT FOR THE STATE OF COLORADO (THE "CHOSEN COURT") AND (A) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURT, (B) WAIVES ANY OBJECTION TO LAYING OF VENUE IN ANY SUCH ACTION OR PROCEEDINGS IN THE CHOSEN COURT, (C) WAIVES ANY OBJECTION THAT THE CHOSEN COURT IS AN INCONVENIENT FORUM OR DOES NOT HAVE JURISDICTION OVER ANY PARTY HERETO, AND (D) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH THIS AGREEMENT.

        9.12.    Absence of Third Party Beneficiary Rights.    Except as expressly set forth in Article VIII, no provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, officer, director, employee or agent of any party hereto or any other Person, other than the parties hereto.

        9.13.    Time of Essence.    With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

        9.14.    Pre-July 1, 2000 Workers Compensation.    Buyer acknowledges that commencing July 1, 2002, the Company switched its workers compensation insurance coverage to the Michigan Workers Compensation Fund (the "Michigan Workers Compensation Insurance"). Following Closing, the Buyer shall cause the Company to utilize separately procured workers compensation insurance coverage and terminate the Michigan Workers Compensation Insurance. Thereafter, any refund in respect of the Michigan Workers Compensation Insurance shall be paid promptly by the Company to Seller and any deficient or assessment in respect thereof shall be paid by Seller to the Company.

        9.15.    MAPICS Software.    As of the Closing Date, Buyer acknowledges that no portion of Seller's license for its MAPICS ERP software ("MAPICS License") will be assigned to Buyer or the Company on the Closing Date and that Seller shall use commercially reasonable efforts to provide or cause to be provided to Buyer and the Company following the Closing, to the extent permitted by law, the benefits currently being provided to the Company under the MAPICS License at no charge (i) until October 1, 2002, or (ii) such period of time as Buyer or the Company may require to negotiate its own MAPICS ERP license or transition to another enterprise resource planning software program, whichever occurs first.

        9.16.    Environmental Related Issues.

            (a)    Company Post Closing Environmental Activities for Known Contamination.

              (i)    Storm Water Ditch Sources.    As soon as is reasonably practicable after Closing, the Company shall, at its cost, endeavor to monitor and, if required, mitigate or eliminate, in its reasonable judgment, the sources of Hazardous Substances that may exist as of the Closing Date which are identified in those certain reports of Environmental Resources Management set forth in part (b)(vi) of Schedule 2.15 (the "ERM Reports") that could be contributing contaminants to that certain drainage ditch situated on the Owned Real Property, north of the main operations building and east of the parking lot and generally running west to east, as more particularly described in the ERM Reports (the "Storm Water Ditch"), by undertaking such actions as the Company deems reasonably necessary to monitor and, if required, mitigate or eliminate, any such sources. As soon as the Company has completed these actions to Buyer's satisfaction, Buyer shall notify Seller that the Company has completed its efforts under this Section 9.16(a)(i).

              (ii)    Other Known Contaminants.    The Company shall undertake the following additional activities to remediate the presence of Hazardous Substances that may exist at the Owned Real Property as of the Closing Date which are identified in the ERM Reports: (1) if required, remediate, remove or otherwise cleanup any Hazardous Substance-impacted soils in the drum storage area; and (2) plug any and all drains, and seal any and all cracks in the cement flooring, in the area of the TCE Degreasing Area (as defined in the ERM Reports).

            (b)    Remediation of Ditch Located On Owned Real Property; Notification of Offsite Migration.    Seller covenants and agrees that, upon receipt of notice from the Buyer that the Company has completed its efforts under Section 9.16(a)(i), Seller shall promptly undertake the excavation, removal and off-site disposal of soils in the Storm Water Ditch area necessary to meet applicable industrial clean-up criteria and Groundwater/Surface Water Interface ("GSI") criteria as specified in the Michigan Department of Environmental Quality ("MDEQ") regulations pursuant to NREPA Part 201 and consistent with the soil verification procedures set forth in MDEQ's Soil Verification Guidance, on a one-time only basis (the "Ditch Remediation"). Seller shall develop a plan for the Ditch Remediation which it will submit for Buyer's reasonable approval, which plan shall specify in reasonable detail a scope of work and a good faith estimate of the time and expenses of each stage of the Ditch Remediation and whether modifications to the restrictive covenant described in Section 9.17 are necessary to obtain closure approval from MDEQ if the parties determine such approval is desirable (the "Work Plan"). Seller shall have sole responsibility for and control over the Ditch Remediation except for the allocation of deposits, costs and expenses as set forth below. The Company, if after Closing, or Buyer, if before Closing, shall be responsible to pay the first $50,000 in the aggregate of all deposits, costs and expenses related to the Ditch Remediation in accordance with the Work Plan, and shall promptly furnish to the independent environmental contractors engaged by Seller any and all deposits requested by such contractors in connection with the Ditch Remediation and pay all invoices for such work promptly upon presentation of such invoices to the Company, all in accordance with the Work Plan. All deposits, costs and expenses related to the Ditch Remediation in excess of $50,000 shall be shared one half each by the Company, if after Closing, or Buyer, if before Closing, and Seller. The Company, upon Closing, hereby grants Seller and its authorized agents, employees and independent contractors rights of ingress, egress and regress to the Owned Real Property, to the extent reasonably necessary to implement and complete the sampling and ditch remediation required to complete the Ditch Remediation. Seller further undertakes to complete such Ditch Remediation within the time period specified in the Work Plan described above, subject to securing requisite governmental approvals and permits, if any, to force majeure events and offsite access to the extent necessary to complete the Ditch Remediation; provided, however, that Seller shall undertake all actions reasonably necessary to obtain such approvals, permits and access, including payment of reasonable access fees or charges if necessary. To the extent required by law, Seller shall provide appropriate notice to the MDEQ and any other Governmental Body or Person that Hazardous Substances have migrated from the Owned Real Property to adjacent real property.

            (c)    Seller's Indemnification Regarding Unknown Environmental Liabilities.

              (i)  Seller shall indemnify the Buyer, the Company, and their respective employees, officers, directors and shareholders in respect of, and hold the Buyer, the Company and their respective employees, officers, directors and shareholders harmless against, any and all Damages, resulting from, relating to or constituting any Liability for (1) the off-site migration of any Hazardous Substance from the Owned Real Property to the extent such migration resulted from activities or conditions in, on or under the Owned Real Property prior to the Closing Date, (2) the arrangement for disposal or treatment or the arrangement with a transporter for transport for disposal or treatment, or the transportation, by or on behalf of the Company, prior to the Closing Date, of any Hazardous Substance from the Owned Real Property, or (3) any Unknown Contamination; provided that for purposes of clause (3), Damages shall not include the cost and expenses incurred in performing any environmental investigation undertaken by or on behalf of Buyer or any third party on or after the date of this Agreement, except for those activities required pursuant to judicial or administrative mandate. "Unknown Contamination" as used in this Agreement means the presence of Hazardous Substances discovered after Closing at the Owned Real Property that are not Known Contamination. "Known Contamination" as used in this Agreement means the presence of Hazardous Substances at the Owned Real Property in areas which are identified in the ERM Reports and at the concentrations (or at concentrations not materially greater than those) identified in the ERM Reports.

            (ii)  Notwithstanding anything to the contrary herein, Seller shall have no responsibility for and no claim for indemnification may be made under this Agreement by Buyer against Seller for any Known Contamination Environmental Liabilities, including under Section 8.2(a) above, other than pursuant to this Section 9.16, and provided further that no claim for indemnification may be made under this Agreement (a) to the extent, but only to the extent, that the Buyer or the Company takes action which exacerbates any environmental condition existing at the Owned Real Property as of the date of Closing; or (b) if Buyer uses the Owned Real Property for other than industrial purposes. "Known Contamination Environmental Liabilities" as used in this Agreement means any Liability arising from or under any Environmental Law relating to the Known Contamination.

            (d)    Post-Closing Environmental Compliance Obligations and Environmental Investigations.

              (i)  Prior to the Closing Date, the Company at the request and sole cost and expense of Buyer, and after the Closing Date, the Company, at its sole cost and expense, shall take all actions required to comply with the terms and conditions of that certain consent order between the Company and MEDQ, dated January 19, 2001, and bearing AQD No. 3-2001, SRN: H2781, to comply with or obtain any other order or permit issued or required to be issued to the Company by any federal, state, or local unit of government prior to or after the Closing Date to operate its business as currently conducted and otherwise to undertake any actions as may be required to bring the Company into compliance with all Environmental reporting obligations identified in the ERM Reports. Seller shall be responsible for any fines and penalties imposed on the Company by reason of non-compliance with Environmental Laws, including, without limitation, any such orders or permits or reporting obligations, to the extent such non-compliance relates to periods prior to the Closing Date.

            (ii)  After the Closing Date, Buyer shall not, and shall not permit the Company, directly or through others, to conduct environmental investigations (other than monitoring and compliance auditing) on the Owned Real Property unless Buyer or the Company believes in good faith it is required to do so under or in connection with applicable Environmental Laws, by a financial institution in conjunction with a financing transaction, in conjunction with a plant expansion or repair/improvement activity, in conjunction with the sale or lease of the Owned Real Property or for a similar reason in the ordinary course of the Company's business.

            (e)    Seller's Indemnification Regarding Leased Real Property.    Seller shall indemnify the Buyer, the Company and their respective employees, officers, directors and shareholders in respect of, and hold the Buyer, the Company and their respective employees, officers, directors and shareholders harmless against, any and all Damages or Liabilities under Environmental Laws resulting from or, relating to the Company's occupation of or activities conducted on the Leased Real Property prior to the Closing Date.

        9.17.    Declaration of Restrictive Covenant; Due Care Documentation.

          (a)  On or prior to the Closing Date, Buyer and Seller will agree upon, and the Company will declare and record with Shiawassee County Register of Deeds, a restrictive covenant on the Owned Real Property in substantially the form set forth as Exhibit D hereto (it being understood that Buyer must examine and obtain advice with respect to the statutory provisions of paragraphs 1, 3 and 4 of such Exhibit); provided, however, that if the Company is unable to make such declaration and recordation on or prior to the Closing Date, Buyer shall cause the Company to make such declaration and recordation as soon as practicable thereafter.

          (b)  As soon as is reasonably practicable after Closing, the Company, at its sole cost, shall have an environmental consultant prepare due care documentation, consistent with the requirements of Part 201 of NREPA, including but not limited to sections 107a and 114 thereof, that addresses (a) the proper management of soils and groundwater at the Owned Real Property that are impacted with hazardous substances and (b) operations at the Owned Real Property that may affect the impacted soils and groundwater at the Owned Real Property.

        9.18.    Purchase Option; Right of First Refusal.

            (a)    Purchase Option.    The Company hereby grants Seller a purchase option ("Purchase Option") to purchase the Option Property (hereinafter defined). The Purchase Option may be exercised by Seller by giving written notice ("Exercise Notice") to the Company of its exercise of the Purchase Option (the date of such Exercise Notice being referred to herein as the "Option Exercise Date").

            (b)    Option Property.    The Option Property consists of approximately a 50 foot wide strip of land east of the main building on the Owned Real Property boarding the Eastern property line and running from Dowling Road at the South to the railroad tracks on the North ("Option Property").

            (c)    Option Period.    Seller's Purchase Option shall remain effective for the period ("Option Period") commencing on the Closing Date and terminating ten (10) years after the Closing Date.

            (d)    Closing Obligations.    Within 30 days of the Option Exercise Date, there shall an Option Closing, at which time the Company shall: (A) execute and deliver to Seller a deed sufficient to transfer all right, title and interest in and to the Option Property then currently held by the Company, free and clear of any Liens other than Liens existing against the Option Property prior to the Closing of the transactions contemplated in this Agreement, duly executed and acknowledged by the Company in proper recordable form, granting to Seller good and marketable title of record to the Option Property which is the subject of the Option Closing.

            (e)    Transfer Taxes; Cost Allocation.    All transfer taxes associated with Seller's purchase of the Option Property shall be paid by Seller. All lienable charges shall be paid by the

    Company prior to closing, net of any items pursuant to which Seller is required to indemnify the Buyer Company Persons under this Agreement. All other closing costs shall be borne by the parties in the manner which is customary for the Shiawassee County area, except that each party shall be responsible for all other transaction costs incurred by such party, including without limitation fees for legal counsel, consulting fees and brokerage claims.

            (f)    Right of First Refusal.    In the event the Company receives a written offer from a third party ("Offeror") to purchase the Option Property prior to the expiration of the Option Period, the Company shall provide Seller with written notice of such offer within five (5) days of the Company's receipt of same. The Company hereby grants Seller the right to elect to purchase the Option Property in accordance with the terms and conditions set forth in this Section 9.18.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

HATHAWAY MOTION CONTROL CORPORATION
By:	Name: Richard S. Warzala Title: President, Hathaway Corporation
MOTORS PRODUCTS— OWOSSO CORPORATION
By:	Name: George B. Lemmon, Jr. Title: Vice President
MOTOR PRODUCTS—OHIO CORPORATION
By:	Name: George B. Lemmon, Jr. Title: Vice President
OWOSSO CORPORATION
By:	Name: George B. Lemmon, Jr. Title: President and CEO

STOCK PURCHASE AGREEMENT SIGNATURE PAGE

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  Exhibit 10.21
STOCK PURCHASE AGREEMENT SIGNATURE PAGE